Exhibit 10.1

Asset Purchase Agreement – St. Louis

by and between

Allied Healthcare Products, Inc.,
as Seller

and

Allied Medical, LLC,
as Purchaser

Dated as of May 7, 2023

i

ii

EXHIBITS AND SCHEDULES

EXHIBIT A – Bid Procedures Order

EXHIBIT B – Sale Order

EXHIBIT C – Bill of Sale

EXHIBIT D – Assignment and Assumption Agreement

EXHIBIT E – IP Assignment Agreement

SCHEDULE 3.6 - Allocation

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 7, 2023 (the “Execution Date”), by and between Allied Healthcare Products, Inc., a Delaware corporation (“Seller”), and Allied Medical, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.            Seller is engaged in the business of manufacturing and selling healthcare products, equipment and services from its facility located at the St. Louis Facility (“Business”).

B.            Shortly after executing this Agreement, Seller intends to file a voluntary petition for relief (“Bankruptcy Case”), under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§101, et seq. (“Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (“Bankruptcy Court”), with such filing date being the “Petition Date”.

C.            After the Petition Date, Seller will seek the Bankruptcy Court’s authorization and approval for this Agreement and corresponding overbid and auction procedures, as well as the Purchaser Reimbursable Expenses per the conditions provided in the Bid Procedures Order, to be paid to Purchaser in the event Purchaser is not the successful bidder at the Auction, if any, of the Purchased Assets.

D.            Notwithstanding any provisions herein to the contrary, Seller and Purchaser both acknowledge and agree that this Agreement is subject to the Bankruptcy Court’s Final authorization and approval, and upon such Final authorized and approved terms and conditions set forth herein, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Purchased Assets free and clear of Liens, Claims and other interests (other than Permitted Liens), all as more specifically provided herein and in the Sale Order.

E.            Certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Defined Terms. As used in this Agreement, the following terms have the meanings set forth below or in the Sections referred to below:

“Aggregate Purchase Price” has the meaning set forth in Section 3.1.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 3.6.

“Alternative Transaction” means any transaction involving the closing of a sale pursuant to Section 363(b) of the Bankruptcy Code of all or a material portion of the Business by Seller to a purchaser or purchasers other than Purchaser and/or one or more of its affiliates at any time during the pendency of the Bankruptcy Case.

“Ancillary Agreements” has the meaning set forth in Section 4.2.

“Assignment and Assumption Agreement” has the meaning set forth in Section 8.3(c).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Auction” has the meaning set forth in Section 6.2(c)(i).

“Avoidance Actions” mean any and all causes of action to avoid a transfer of property or an obligation incurred by Seller arising under Sections 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code or any other federal, state, or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or voidable transactions.

“Back-up Termination Date” means the first to occur of (a) the Outside Date (including, for the avoidance of doubt, any extension thereof pursuant to the terms of this Agreement), (b) consummation of the transaction with the winning bidder at the Auction, (c) the date on which the conditions to Closing set forth in Article VII are satisfied or waived, and (d) Purchaser’s receipt of notice from Seller of the release by Seller of Purchaser’s obligations under Section 6.2(e).

“Bankruptcy Case” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Court Milestones” has the meaning set forth in Section 6.2(d).

“Bankruptcy Expenses” has the meaning set forth in Section 2.5(g).

“Bid Deadline” has the meaning set forth in Section 6.2(d)(iv).

“Bid Motion” has the meaning set forth in Section 6.2(d)(i).

“Bid Procedures Order” means an order of the Bankruptcy Court, in form and substance reasonably acceptable to Purchaser and Seller that, among other things, (a) approves and authorizes the payment of the Purchaser Reimbursable Expenses on the terms and conditions set forth in Section 6.2(a), (b) establishes procedures for the Auction process, the form of which is attached hereto as Exhibit A, (c) establishes a date for a hearing on the Sale Order, and (d) approves the other terms and conditions of the bidding procedures attached hereto as Exhibit A.

“Bill of Sale” has the meaning set forth in Section 8.3(b).

“Business” has the meaning set forth in the Recitals.

“Business Products” has the meaning set forth in Section 4.18(a).

“Cash and Cash Equivalents” means all of Seller’s cash (including petty cash and checks received on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

“Claims” has the meaning ascribed by Section 101(5) of the Bankruptcy Code and includes, without limitation, all rights, claims (including any cross-claim or counterclaim), causes of action, charges, assessments, suits, investigations, litigation, third party actions, arbitral proceedings or proceedings by or before any Governmental Body or any other person, defenses, debts, demands, damages, judgments, sanctions, penalties, costs, expenses (including reasonable, actual, out-of-pocket legal fees and expenses), losses, liabilities, offset rights, setoff rights, recoupment rights, obligations, and liabilities of any kind or nature under contract, at Law or in equity, whatsoever, whether or not reduced to judgment, whether known or unknown, secured, unsecured, fixed, contingent, matured, unmatured, disputed, undisputed, liquidated or unliquidated, whether arising prior to or subsequent to the commencement of the Bankruptcy Case, whether under any theory of successor or transfer liability and whether imposed by agreement, understanding, law or otherwise, and all rights and remedies with respect thereto.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Cash Payment” means the Aggregate Purchase Price less the Deposit.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collective Bargaining Agreement” means each Contract with a labor union or labor organization, works council or other similar employee representative, in each case, covering an Employee who works in the Business.

“Competing Bids” has the meaning set forth in Section 6.2(b).

“Contracts” means all purchase orders, sales agreements, sales orders, supply agreements, manufacturing agreements, distribution agreements, insurance policies, employee or consulting agreements, leases, subleases, licenses (including, for the avoidance of doubt, third-party software licenses), sublicenses, product warranty or service agreements and other binding commitments, agreements, contracts, instruments, arrangements, obligations and undertakings of any nature (whether written or oral, and whether express or implied).

“Cure Amounts” means, to the extent applicable, all Liabilities that must be paid and obligations that otherwise must be satisfied under Sections 365 of the Bankruptcy Code, in connection with the assumption by Seller and assignment to Purchaser of any Purchased Contract, Real Property Lease or Permit. For the avoidance of doubt, notwithstanding anything provided herein to the contrary, no provision herein shall be construed as an admission or wavier as to the amount of any potential cure amount, or as a representation that any assumption, rejection, or assignment within the meaning of Section 365 of the Bankruptcy Code has occurred; such assumptions, rejections, or assignments shall be addressed by order of the Bankruptcy Court (including the Final Sale Order) accordingly, to the extent applicable.

“Customer Credits” means (a) payments made by specified customers of the Business for (i) products not yet manufactured or delivered to such specified customers or (ii) services not yet provided to such specified customers; or (b) any credits or amounts due or alleged to be due from Seller to specified customers of the Business, including for refunds, short-shipments, rebates, allowances or otherwise. For purposes of this definition, “specified customers” means any customers who have ordered or purchased products or services from Seller at any time during the 12-month period immediately preceding the Closing Date, or any customers with respect to whom Seller reasonably believes it will have to issue a credit or refund a payment previously made to Seller.

“Customs and International Trade Laws” means any domestic Law, license, directive, award or other decision or requirement, including any amendments, having the force or effect of Law, of any Governmental Body, concerning the transfer, importation, exportation, reexportation or deemed exportation of products, technical data, technology and/or services, the terms and conduct of transactions, and making or receiving of payment related to such transfer, importation, exportation, reexportation or deemed exportation.

“Deposit” has the meaning set forth in Section 3.2.

“Designated Receivables Account” has the meaning set forth in Section 6.13(c).

“Due Diligence Reports” has the meaning set forth in Section 6.14.

“Effective Time” has the meaning set forth in Section 8.1.

“Employee” has the meaning set forth in Section 4.17(a).

“Employee Benefit Plans” means each plan, fund, program, agreement, arrangement or scheme (and any amendments thereto) that is at any time sponsored or maintained by Seller or to which Seller makes or has an obligation to make, contributions providing benefits to the current or former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of Seller or the dependents of any of them (whether written or oral), or in respect of which Seller has any liability or obligation, including (i) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (ii) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (iii) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits and (iv) each other employee benefit plan, fund, program, agreement or arrangement; provided, that, for the avoidance of doubt, in no event shall “Employee Benefit Plans” be deemed to include any regular wages or salary payable to any Employees of Seller.

“Environmental Laws” means any applicable Laws:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air (indoor or outdoor), soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, handling, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, inter alia, by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended, inter alia, by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, inter alia, by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended, inter alia, by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Morris Anderson & Associates, Ltd., 55 West Monroe Street, Suite 2350, Chicago, IL 60603.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Contracts” has the meaning set forth in Section 2.3(c).

“Execution Date” has the meaning set forth in the preamble.

“FDA” means the U.S. Food and Drug Administration.

“Final” shall mean an order as entered on the docket as to which the time to appeal or petition for certiorari has expired and as to which no appeal or petition for certiorari has been timely filed, or as to which any appeal or petition for certiorari that has been filed has been resolved by the highest court to which the order was timely appealed or from which certiorari was sought.

“Financial Statements” has the meaning set forth in Section 4.9.

“GAAP” means United States generally accepted accounting principles in effect on the date hereof.

“Governmental Body” means any domestic or foreign federal, state or local government, governmental or regulatory body thereof, political subdivision thereof, any agency, authority, board, bureau or department thereof or any court or arbitrator thereof, including the Bankruptcy Court.

“Hazardous Material” means (A) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde per- and polyfluoroalkyl substances (PFAS), or polychlorinated biphenyl; (B)  any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined in any applicable Environmental Law; (C) any other substance or material (regardless of physical form) that is subject to any applicable Environmental Law.

“Initial Overbid” subject to Final Bankruptcy Court authorization and approval and pursuant to the terms and conditions of the Bid Procedures Order, shall be equal to a sum greater than or equal to 5.5% of the Initial Stalking Horse Purchase Price.

“Initial Stalking Horse Purchase Price” means the sum of: (a) Four Million Five Hundred Thousand Dollars ($4,500,000), plus (b) an amount equal to ninety-five percent (95%) of the aggregate total of the Receivables less the Zero Rated Receivables as of the Closing Date.

“Intellectual Property” means all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, trade secrets, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications.

“Inventory” has the meaning set forth in Section 2.2(c).

“IP Assignment Agreement” has the meaning set forth in Section 8.3(d).

“Joint Written Direction” means a written direction to the Escrow Agent executed by Purchaser and Seller.

“Law” means any law, statute, regulation, rule or Order of, administered or enforced by or on behalf of, any Governmental Body, or common law.

“Leased Real Property” means the real property subject to the Real Property Leases.

“Legal Proceeding” means any claim, demand, litigation, cause of action, audit, dispute, review, investigation, hearing, charge, indictment, complaint, petition, suit or other judicial or administrative proceeding, at law or in equity, by or before any Governmental Body or arbitration or similar dispute resolution proceeding.

“Liabilities” means any and all debts, indebtedness, Claims, Liens, losses, damages, assessments, commitments, undertakings, deficiencies, fines, fees, expenses, costs, royalties, guaranties, adverse claims, demands, liabilities (including civil fines, and any any liabilities that result from, arise out of, or relate to any tort or product liability claim), charges, obligations, causes of action, penalties, sanctions of every kind and character (including reasonable fees and expenses of attorneys, technical experts and expert witnesses), judgments, proceedings, duties, responsibilities and obligations of any nature whatsoever, whether accrued or unaccrued, fixed, vested, absolute or contingent, known or unknown, disclosed or undisclosed, express or implied, primary or secondary, disputed or undisputed, liquidated or unliquidated, direct or indirect, asserted or unasserted, absolute or contingent, matured or unmatured, due or to become due, or determined or determinable or otherwise, and whenever and however arising, including those arising under any Law, including any Environmental Law, equity, contract, tort, strict liability or voluntary settlement or otherwise and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation), and in all cases without regard to when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Liens” means, whether imposed by Law, Contract or otherwise, all liens, whether consensual or statutory (including mechanic’s, materialman’s, carrier’s, repairer’s, contractor’s and other similar liens arising under applicable law), replacement liens, adequate protection liens or other liens granted under Sections 361, 363 or 364 of the Bankruptcy Code, claims, mortgages, deeds of trust, hypothecations, pledges, security interests or similar interests, charges, leases, subleases, options, rights of setoff, netting or deduction, restrictions, and encumbrances of any nature, including without limitation, preemptive rights, rights of first refusal, right of first offer, licenses, sublicenses, right of use or possession, defect or objection liens, conditional and installment sales agreements, title retention agreements or other similar restrictions or liens, voting trusts or agreements, transfer restrictions, easements, restrictive covenants, encroachments, servitudes, or restrictions of any kind and other title or interest retention arrangements, reservations, or limitations of any nature whatsoever, and including without limitation those charges or interests in property within the meaning of “lien” under Bankruptcy Code § 101(37) or any other limitation, restriction or interest that constitutes an “interest” for the purposes of Bankruptcy Code § 363(f).

“M&A Qualified Beneficiaries” has the meaning set forth in Section 6.10(h).

“Material Contracts” has the meaning set forth in Section 4.13.

“Medical Device” has the meaning set forth in Section 4.8(a).

“Multiemployer Plan” has the meaning set forth in Section 4.16(b).

“Necessary Consent” has the meaning set forth in Section 2.6.

“New York Business” means Seller’s business of manufacturing and selling carbon dioxide absorbents and other products from its facility located on the Owned Real Property.

“Non-Assignable Asset” has the meaning set forth in Section 2.6.

“Offer Employee” has the meaning set forth in Section 6.10(b).

“Order” means any decree, order, injunction, ruling, writ, judgment, and consent of or by any Governmental Body.

“Ordinary Course of Business” means the operation of the Business by Seller in the usual and ordinary course in a manner substantially similar to the manner in which Seller has been operating during the past six (6) months prior to the Petition Date with the assumption that Seller had sufficient cash to operate.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation, its bylaws, and any shareholder or stockholder agreement, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, any statement of partnership and its partnership agreement, (iv) with respect to any limited liability company, its certificate of formation or articles of organization and its operating agreement, (v) with respect to any other form of entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a person and any agreement amongst its members, (vi) any documents equivalent to any of the foregoing applicable to non-U.S.jurisdictions, and (vii) any amendments, side letters, modifications, or other arrangements with respect to any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(d).

“Owned Real Property” means the real property located at 46 New Street, Columbia County, Stuyvesant, New York 12173.

“Permits” has the meaning set forth in Section 2.2(g).

“Permitted Liens” means (a) Liens for Taxes that are not due and payable so long as all such Liens for Taxes arising prior to Closing shall have been extinguished through payment by Seller on or prior to Closing; (b) all restrictions and encumbrances of record with respect to the Leased Real Property; and (c) all other currently existing Liens that will be removed or released on or prior to Closing, including through the operation of the Sale Order.

“Personal Property” has the meaning set forth in Section 2.2(d).

“Petition Date” has the meaning set forth in the Recitals.

“Prepaid Expenses” means all deposits (including customer deposits and security deposits (whether maintained in escrow or otherwise)) for rent, electricity, telephone bonds or other sureties or other expenses (including all prepaid rent and all prepaid charges, expenses and rent under any personal property leases), advances, prepaid expenses, prepayments, rights under warranties or guarantees, vendor rebates and other refunds of every kind and nature (whether or not known or unknown or contingent or non-contingent), except that professional fee retainers and prepaid deposits related thereto shall not be included in the definition of “Prepaid Expenses.” For the avoiadance of doubt, “Prepaid Expenses” shall not include any such deposits, expenses, advancemens, prepaid expenses, prepayments, rights under warranties or guarantees, vendor rebates and other refunds solely applicable to the New York Business.

“Purchased Assets” has the meaning set forth in Section 2.2.

“Purchased Contracts” has the meaning set forth in Section 2.2(f).

“Purchased Intellectual Property” has the meaning set forth in Section 2.2(e).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Material Adverse Effect” means any effect, event, change, condition, state of facts, occurrence or circumstance (regardless of whether such effect, event, change, condition, state of facts, occurrence or circumstance constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) that has had or would reasonably be expected to have, individually or when considered together with any other effect, event, change, condition, state of facts, occurrence or circumstance, a material and adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party or to perform its obligations hereunder or thereunder.

“Purchaser Reimbursable Expenses” means, subject to Purchaser’s payment of the Seller Reimbursable Expenses, the reasonable, documented actual costs and expenses incurred and paid by Purchaser with respect to Purchaser’s preparation of the Due Diligence Reports (the fees and expenses arising out of or in connection to the preparation and presentation of the said due diligence not to exceed 2.5% of the Aggregate Purchase Price), and the reasonable, documented actual costs and expenses incurred and paid by Purchaser for solicitor and attorney fees (said solicitor and attorney fees not to exceed 1% of the Aggregate Purchase Price), which said total Purchaser Reimbursable Expenses shall not exceed 3.5% of the Aggregate Purchase Price. For the avoidance of doubt, the Purchaser Reimbursable Expenses shall not include (i) the actual costs and expenses incurred and paid by Purchaser with respect to preparation of any due diligence reports for non-Purchased Assets; and/or (ii) the actual costs and expenses incurred and paid by Purchaser with respect to preparation of any due diligence reports for which Purchaser has already received reimbursement.

“Real Property Leases” means the leases of real property or interests in real property by Seller listed on Section 1.1 of Seller’s Disclosure Schedule.

“Receivables” has the meaning set forth in Section 2.2(a).

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Retained Records” has the meaning set forth in Section 2.3(h).

“Sale Order”  means one or more orders of the Bankruptcy Court, substantially in the form attached hereto as Exhibit B, with any changes in form and substance reasonably satisfactory to Seller and Purchaser, (a) approving (i) this Agreement and the execution, delivery, and performance by Seller of this Agreement and the Ancillary Agreements; (ii) the sale of the Purchased Assets to Purchaser free and clear of all Claims and Liens, other than any Permitted Liens or any Assumed Liabilities; (iii) the assumption of the Assumed Liabilities by Purchaser on the terms set forth herein; and (iv) the assumption and assignment to Purchaser of the Purchased Contracts that are executory contracts and unexpired leases on the terms set forth herein; (b) determining that Purchaser is a good faith purchaser; and (c) providing that the Closing will occur in accordance with the terms and conditions hereof.

“Secured Lender” shall mean Summit Financial Resources, LLC, a Delaware limited liability company and successor in interest to Summit Financial Resources, L.P., a Hawaiian limited partnership, or its successor in interest, Sterling Commercial Credit, LLC, a Delaware limited liability company, or any other successor financial institution who, at the time, has provided financing to Seller as a secured lender.

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” means the representations and warranties of Sellers set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.3 (No Conflicts) and Section 4.6 (Brokers’ Fees).

“Seller Material Adverse Effect” means any effect, event, change, condition, state of facts, occurrence or circumstance (regardless of whether such effect, event, change, condition, state of facts, occurrence or circumstance constitutes a breach of any representation, warranty or covenant of Seller hereunder) that has had or would reasonably be expected to have, individually or when considered together with any other effect, event, change, condition, state of facts, occurrence or circumstance (a) a material adverse effect on or a material adverse change in or to the Business or the Purchased Assets or the condition (financial or otherwise), assets, Liabilities, prospects, or operations of the Business or the Transferred Assets, taken as a whole; (b) a material adverse effect on or a material adverse change in or to the ability of Seller to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party or to perform its obligations hereunder or thereunder; or (c) the effect of preventing or delaying the transactions contemplated hereby; provided, that the following effects, events, changes, conditions, state of facts, occurrences or circumstances will not constitute a Seller Material Adverse Effect, (i) actions or omissions taken or not taken by or on behalf of Seller in compliance with the Bankruptcy Code or an order from the Bankruptcy Court or (ii) the fact that Seller will be operating the Business as a debtor-in-possession under the Bankruptcy Code.

“Seller’s Disclosure Schedule” means the disclosure letter being delivered by Seller to Purchaser contemporaneously with the execution of this Agreement.

“Seller Reimbursable Expenses” shall mean the reasonable, documented actual costs and expenses incurred and paid by Seller with respect to preparation and production of any of the Due Diligence Reports for the purchase of the Purchased Assets (the reimbursable amount of the fees arising out of or in connection with the Due Diligence Reports not to exceed 2.5% of the Aggregate Purchase Price). The Seller Reimbursable Expenses shall be paid as follows: (i) to Seller from the sale proceeds at Closing; or (ii) to Seller by offset against the Purchaser Reimbursable Expenses to the extent the Purchaser Reimbursable Expenses is triggered pursuant to Section 6.2(a) herein.

“St. Louis Facility” means Seller’s facility located at 1720 Sublette Avenue, St. Louis, Missouri 63110.

“Subsequent Overbids” subject to Final Bankruptcy Court authorization and approval and pursuant to the terms and conditions of the Bid Procedures Order, shall mean the bid increments after the Initial Overbid, which shall be no less than 1.9% of the Initial Stalking Horse Purchase Price.

“Tax Return” any return, report or statement required to be filed in respect of any Tax (including any schedule and attachments thereto, and any amendment thereof) including, any information return, election, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any of its affiliates.

“Taxes” means (A) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (A); and (C) any liability in respect of any items described in clause (A) or (B) payable by reason of contract, assumption, transferee liability, operation of law, Section 1.1502-6(a) of the United States Treasury regulations promulgated under the Code (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Transferred Employee” has the meaning set forth in Section 6.10(b).

“Transition Agreement“ means a transition agreement in form and substance reasonably acceptable to Purchaser, by and between Purchaser and the purchaser of the New York Business pursuant to which, for a period of six (6) months following the Closing (at actual out-of-pocket costs plus, if warranted, a reasonably allocation of overhead) (a) Purchaser will provide and make available to the purchaser of the New York Business certain manufacturing of inventory, services, technology, properties and assets forming part of the Purchased Assets that are reasonably necessary for the operation of the New York Business in substantially the same manner conducted by Seller immediately prior to the Closing, and if applicable, (b) the purchaser of the New York Business will provide and make available to Purchaser certain services, technology, properties and assets forming part of the assets purchased by the purchaser of the New York Business that are reasonably necessary for the operation of the Business in substantially the same manner conducted by Seller immediately prior to the Closing.

“Vendor Avoidance Actions” mean Avoidance Actions pursuant to 11 U.S.C. § 547 against pre-Petition Date vendors of Seller (i) for which such claims have not otherwise been resolved, waived, or settled pursuant to a pre-Closing order of the Court and (ii)  for which the Seller has entered into a transaction within 90 days of the Petition Date or after the Petition Date.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and every state and local Law regarding the same or similar subject matter.

“Workers” has the meaning set forth in Section 2.2(h).

“Zero Rated Receivables” means, without duplication, (i) all Receivables more than 90 days old as of the Closing Date; (ii) all Receivables less than 90 days old as of the Closing Date but where the Seller does not have a reasonable expectation of payment (howsoever arising); and (iii) all Receivables reserved for bad or doubtful accounts as of the Closing Date.

Section 1.2            Other Interpretive Provisions. As used in this Agreement the following words or phrases have the following meanings: (i) “affiliate” means, in respect of any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person; (ii) “business day” means any day other than Saturday, Sunday or any day on which The Federal Reserve Bank of St. Louis, Missouri is closed for business; (iii) for purposes of the definition of “affiliate,” “control” when used in respect of any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (and “controlling” and “controlled” have meanings correlative thereto); (iv) “day” means a calendar day; (v) “dollar” or “$” means lawful currency of the United States; (vi) “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (vii) “include,” “including” or derivatives thereof means “including without limitation”; (viii) “knowledge of Seller” means the actual knowledge of any one of Dan Dunn, Greg Mueller or Tom Gerhold, in each case after reasonable inquiry; (ix) “knowledge of Purchaser” means the actual knowledge of Hash Poormand; (x) “or” means “and/or”; (xi) “person” means any individual, corporation, joint venture, partnership, limited partnership, limited liability company, trust, unincorporated association or other form of business or legal entity or Governmental Body; and (xii) “U.S.” means the United States of America.

ARTICLE II
PURCHASE AND SALE

Section 2.1            Purchase and Sale of Assets. On the terms and subject to the conditions hereof, including Final Bankruptcy Court authorization and approval, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, assign, transfer, convey, and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, free and clear of all Claims, Liens (other than Permitted Liens) and any other interests, the Purchased Assets.

Section 2.2            Purchased Assets. The “Purchased Assets” shall consist of all of Seller’s right, title and interest in and to the following assets, properties, rights and interests of every kind and description, wherever located, tangible and intangible, whether personal or mixed of Seller (other than the Excluded Assets):

(a)            as of the Closing Date, all accounts and/or notes receivable and other such claims of Seller for payment against its customers for goods supplied and/or services rendered incident to the operation of the Business (collectively the “Receivables”);

(b)            subject to Section 2.6, all of Seller’s right, title and interest, if any, in and to the fixtures, improvements and other appurtenances located on or appurtenant to Leased Real Property;

(c)            as of the Closing Date, all inventories of goods, equipment, raw materials, components, packaging materials, supplies, and samples related thereto that are used or held for use in the conduct of the Business, in each case wherever located (including any of the foregoing in the possession of manufacturers, suppliers, customers, dealers or others and any of the foregoing in transit and any of the foregoing as set forth on Section 2.2(c) of the Seller’s Disclosure Schedule) (collectively, “Inventory”);

(d)            all machinery, equipment, tools, dies, jigs, molds, patterns, computer hardware, furniture, furnishings, supplies, spare parts in respect of any of the foregoing and other tangible personal property and movable assets used or held for use in the conduct of the Business that do not constitute Inventory, in each case wherever located (including that which is set forth on Section 2.2(d) of Seller’s Disclosure Schedule) (collectively, “Personal Property”);

(e)            all right, title, and interest in and to all of Seller’s currently existing Intellectual Property that is used or held for use in the operation of the Business by Seller, including those listed in Section 2.2(e) of Seller’s Disclosure Schedule, and all trade secrets, technical knowledge, know-how, and other confidential proprietary information and related ownership, use, and other rights of Seller used in the conduct of the Business, including the right to sue for, collect and recover damages, profits and any other remedy in connection therewith, for past, present or future infringement, dilution, misuse, breach, default, misappropriation or other violation related to any of the foregoing assets, but specifically excluding the name “Allied Healthcare Products” and all derivatives thereof that include the name “Allied Healthcare” (collectively, the “Purchased Intellectual Property”); provided, that in the event that the Purchaser purchases all or substantially all of the assets used with the New York Business, prior to, contemporaneous with, or after the Closing Date, the Purchased Intellectual Property in this Agreement and the purchased Intellectual Property under such separate agreement in aggregate shall include any and all of Seller’s Intellectual Property currently existing throughout the world used in the conduct of the Business or St. Louis Business, without exclusion, including the name “Allied Healthcare Products” and all derivatives thereof that include the name “Allied Healthcare”;

(f)            subject to Section 2.6, all Contracts relating to the Business or the Purchased Assets to which Seller is a party (other than Real Property Leases, which are specifically excluded therefrom) that are listed in Section 2.2(f) of Seller’s Disclosure Schedule and are specifically assumed by Purchaser (collectively, the “Purchased Contracts”); provided, that (i) Purchaser may amend or revise Section 2.2(f) of Seller’s Disclosure Schedule in order to add any Contract (to the extent relating to the Business or the Purchased Assets) to, or eliminate any Contract from, such section at any time during the period commencing on the Execution Date and ending at the date that is two business days before the Closing Date, and Seller shall within one business day after written notice from Purchaser of its intent to add a Contract to the list of Purchased Contracts set forth on Section 2.2(f) of Seller’s Disclosure Schedule serve a supplemental notice of contract assumption on each of the counterparties to such Contracts in accordance with the Bid Procedures Order and provide a copy of the same to Purchaser; (ii) automatically upon the addition of any Contract to Section 2.2(f) of Seller’s Disclosure Schedule, such Contract shall be a Purchased Contract for all purposes of this Agreement and (iii) automatically upon the removal of any Contract from Section 2.2(f) of Seller’s Disclosure Schedule, such Contract shall be an Excluded Asset for all purposes of this Agreement, and no Liabilities arising thereunder shall be assumed or borne by Purchaser;

(g)            subject to Section 2.6, all existing licenses, permits, clearances, registrations, certificates, accreditations, approvals, and similar rights issued by any Governmental Body that are used or held for use in the conduct of the Business, all of which are listed in Section 2.2(g) of Seller’s Disclosure Schedule (collectively, “Permits”);

(h)            all books and records of Seller to the extent relating to the Business or the Purchased Assets (but excluding the Retained Records), including all books, records, files, data, correspondence and other information relating to employees, consultants, independent contractors, contingent workers and leased employees who have provided services to the Seller (collectively, “Workers”), purchase or sale information, advertising, marketing, inventory, sales, customers, suppliers, vendors, and financial, accounting and operations of the Business;

(i)            the non-exclusive right and irrevocable, worldwide, royalty-free, sub-licensable license (an equivalent license may be granted to the purchaser(s) of Seller’s other business segments) to use, make, have made, sell, have sold, import, export, have imported and have exported any and all of Seller’s Intellectual Property used or held in the operation of the Business by Seller but not included in the Purchased Intellectual Property, but only to the extent such use is reasonably necessary or beneficial to operate and carry on the Business in the manner currently conducted by Seller;

(j)            the non-exclusive right and irrevocable, worldwide, royalty-free, sub-licensable license (an equivalent license may be granted to the purchaser(s) of Seller’s other business segments) to carry on the Business under the name of “Allied Healthcare Products” or any name including the words “Allied Healthcare”;

(k)            all Prepaid Expenses related to the Business or the Purchased Assets;

(l)            all rights, claims or causes of action of Seller against any party arising out of events occurring prior to the Closing related to the Business or the Purchased Assets, including, but not limited to, arising out of events occurring prior to the commencement of the Bankruptcy Case, and including, but not limited to, any rights under or pursuant to any and all warranties, licenses, representations and guarantees made by suppliers, (sub)manufacturers and contractors relating to products, components or materials sold, or services provided, to Seller, in each case, relating to the Business or the Purchased Assets; provided, however, that for the avoidance of doubt, all Avoidance Actions other than Vendor Avoidance Actions are Excluded Assets;

(m)           all information technology assets, and related software systems used in the Business, wherever located (including at the Leased Real Property) that are (i) owned or purported to be owned by the Seller for use in the Business; or (ii) licensed to, subscribed to or leased for use by Seller in the Business and governed by any Purchased Contract, or any off the shelf or clickwrap agreement, to the extent assignable;

(n)            to the extent not prohibited by Law and not subject to attorney-client privilege or other work product privilege, all documents and other books and records, correspondence (including electronic mail communications), all vendor files, information and data, and all customer sales, regulatory, marketing, advertising, packaging and promotional materials, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records of Seller, in each case, to the extent related to the Business or any Purchased Asset;

(o)            all telephone and facsimile numbers of the Business and all records of email addresses of customers, suppliers and service providers of the Business;

(p)            except as set forth in Section 2.3(o), all rights, claims and benefits (including all insurance proceeds) under or arising out of all insurance policies relating to the Business or any of the Purchased Assets or Assumed Liabilities, to the extent assignable;

(q)            all goodwill and other intangible assets related to the Purchased Assets or the Business;

(r)            all Vendor Avoidance Actions related to the Business and the Purchased Assets; and

(s)            except to the extent listed as an Excluded Asset, any other assets and properties of Seller, wherever located, used or held for use by Seller to the extent relating to the Business or the Purchased Assets, of every kind and description, whether personal or mixed, tangible or intangible.

Section 2.3            Excluded Assets.   Notwithstanding any other provision of this Agreement to the contrary, at the Closing, Seller shall retain, Purchaser shall not acquire, and the Purchased Assets shall not include, any right, title or interest in the following assets, properties and interests of Seller (collectively, “Excluded Assets”):

(a)            all inventory that has been sold, transferred, consumed or otherwise disposed of by Seller prior to the Closing, in each case in the Ordinary Course of Business and Section 6.4;

(b)            (i) all inventory solely with respect to the operation of the New York Business, wherever located, (ii) all machinery, equipment, tools, dies, jigs, molds, patterns, computer hardware, furniture, furnishings, supplies, spare parts in respect of any of the foregoing and other tangible personal property and movable assets located at the Owned Real Property and used solely with respect to the operation of the New York Business or as set forth on Section 2.3(b)(ii) of the Seller’s Disclosure Schedule, and (iii) all machinery, equipment and other tangible assets located at the St. Louis Facility and used with respect to the operation of the New York Business, all of which is specifically set forth on Section 2.3(b)(iii) of the Seller’s Disclosure Schedule;

(c)            all Contracts not identified on Section 2.2(b) or Section 2.2(f) of Seller’s Disclosure Schedule as in effect immediately prior to the Closing (collectively, the “Excluded Contracts”);

(d)            all Contracts that have terminated or expired prior to the Closing in the Ordinary Course of Business consistent with past practice and Section 6.4;

(e)            subject to the provisions of Section 2.2(j), the name of “Allied Healthcare Products” or any name including the words “Allied Healthcare”;

(f)             subject to the provisions of the Transition Agreement (if applicable) and Sections 2.2(j) and 2.2(m), all Intellectual Property and other intangible assets (other than the Purchased Intellectual Property) used solely with respect to the New York Business;

(g)            all of Seller’s tax deposits, refunds and other similar credits or payments of any kind;

(h)            Seller’s Tax Returns and reports, corporate seal, minute books, charter documents, stock ledgers, and such other books and records as pertain to the organization, existence, or share capitalization of Seller, and all books, records, agreements and other documents pertaining solely to the New York Business (collectively, “Retained Records”) and duplicate copies of such records included in the Purchased Assets as are necessary to enable Seller to file its Tax Returns and reports, and any other records or materials relating to Seller generally and not involving or relating to the Purchased Assets or the Business;

(i)             all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or Retained Liabilities, including any such item to the extent arising under any warranty, guarantee, indemnity or similar right in favor of Seller in respect of an Excluded Asset or Retained Liabilities;

(j)             Seller’s rights arising out of or relating to this Agreement or the transactions contemplated hereby;

(k)            all Employee Benefit Plans of Seller;

(l)             all Cash and Cash Equivalents of Seller;

(m)   all deposits with respect to legal, accounting, financial advisory, valuation and investment banking fees and expenses incurred by or on behalf of Seller;

(n)            the Owned Real Property;

(o)            (i) Seller’s insurance policies and any prepaid premiums with respect thereto, specifically including any D&O insurance policies and rights, claims, and benefits under such D&O policies, (ii) any claims for the return of unused premiums, and (iii) all rights, claims, and benefits under Seller’s insurance policies to the extent relating to any Excluded Assets or Retained Liabilities;

(p)            all of Seller’s interests, rights and obligations under the Real Property Leases;

(q)            any other asset or property of Seller listed on Section 2.3(q) of Seller’s Disclosure Schedule;

(r)             all Avoidance Actions other than Vendor Avoidance Actions;

(s)            all workers’ compensation deposits and other deposits and retentions with insurance companies; and

(t)             the Zero Rated Receivables.

Section 2.4            Assumed Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall not assume any Liabilities of Seller, including, without any limitation, any Liabilities arising out of or otherwise relating to the Business or the Purchased Assets prior to the Closing, except for the following (collectively, “Assumed Liabilities”):

(a)            all Liabilities arising under the terms of each Purchased Contract, solely to the extent arising after the Closing Date, but excluding any Liabilities arising out of or related to any breach or default thereof occurring at or prior to the Closing or arising out of any event or circumstance occurring at or prior to the Closing which, with the delivery of notice, lapse of time or both, would constitute a breach or default thereof; and

(b)            all Liabilities set forth on Section 2.4(b) of Seller’s Disclosure Schedule.

Section 2.5            Retained Liabilities. Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Purchaser will not assume, or in any way be liable or responsible to pay, perform or otherwise discharge, any Liability of Seller (including Liabilities relating to the pre-petition or post-petition operation of the Business, the Excluded Assets or to the Purchased Assets), whether relating to or arising out of the Business, the Excluded Assets or the Purchased Assets or otherwise, other than the Assumed Liabilities (collectively, the “Retained Liabilities”). Without limiting the preceding sentence, for the avoidance of doubt, Seller shall remain responsible for, and Purchaser shall not assume and hereby disclaims any Liability to pay, perform or otherwise discharge any of the Retained Liabilities, including all of the following Liabilities of Seller (each of which shall constitute a Retained Liability):

(a)            all Liabilities arising out of or related to the Excluded Assets, specifically including, without limitation, Liabilities arising out of or related to the Real Property Leases and the Owned Real Property;

(b)            all Liabilities for Taxes of Seller that are attributable to any period, or portion thereof, before or after the Closing Date or the transfer of the Purchased Assets from Seller to Purchaser;

(c)            all Liabilities for Taxes in respect of the Purchased Assets that are attributable to any period, or portion thereof, before the Closing Date;

(d)            all Liabilities arising under or related to Environmental Laws that are based on or attributable to facts, occurrences or conditions first arising or existing on or prior to the Closing Date;

(e)            all Liabilities arising under or related to pension withdrawal liability that are based on or attributable to Seller’s or an ERISA Affiliate’s obligation to contribute to a Multiemployer Plan on or prior to the Closing Date, or that are based on or attributable to any other facts, occurrences or conditions first arising or existing on or prior to the Closing Date;

(f)            all Liabilities incurred in respect of or attributable to the Business or ownership or operation of the Purchased Assets prior to the Closing, or Liabilities from which the Purchased Assets and Purchaser are discharged, released or otherwise cleared as of the Closing in accordance with the Sale Order;

(g)            with the exception of Seller Reimbursable Expenses, all Liabilities in respect of any costs, fees and expenses (including all legal, accounting, financial advisory, valuation, investment banking and other third-party advisory or consulting fees and expenses) incurred by or on behalf of Seller in connection with or arising from the Bankruptcy Case or the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby and thereby (the “Bankruptcy Expenses”);

(h)            all Liabilities (i) existing prior to the filing of the Bankruptcy Case under the Bankruptcy Case or (ii) incurred subsequent to the filing of the Bankruptcy Case and prior to the Closing;

(i)            all Liabilities of Seller under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby and thereby, or any Contract entered into in connection herewith or therewith;

(j)            all Liabilities to the extent arising out of or related to (i) the breach, performance, or non-performance by Seller prior to the Closing under any Contract, and (ii)  any Cure Amounts resulting from the assumption and assignment of the Purchased Contracts by Seller to Purchaser;

(k)            all Liabilities arising out of, relating to or in respect of any Hazardous Material-containing waste generated prior to the Closing by or in association with Seller’s or any bankruptcy trustee’s operation or administration of the Business or the Purchased Assets, including any arrangement for the proper management and/or off-site treatment, storage and/or disposal thereof;

(l)            all Cure Amounts;

(m)          all Liabilities arising out of, relating to or in respect of (i) the employment or performance of services, or termination of employment or services of any individual on or before the Closing Date, (ii) Employee Benefit Plans of Seller, and (iii) workers’ compensation and unemployment claims against Seller that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing;

(n)            all Liability under Environmental Laws, whatever the same shall be, arising from or associated with Seller’s ownership or operation of the Business, management, including disposal or release, of any Hazardous Materials, and occupancy of the Leased Real Property on or before the Closing Date (for the avoidance of doubt, such Retained Liabilities include Claims first manifested, discovered or asserted after the Closing Date but which arose prior to the Closing Date); and

(o)            any Liabilities arising under or relating to any Collective Bargaining Agreement.

Section 2.6            Non-Assignable Assets.   Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, sell or transfer and shall not affect the assignment, sale or transfer of any Purchased Asset (“Non-Assignable Asset”) if (i) an attempted assignment, sale or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any Governmental Body or other third person (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of Purchaser thereunder; and (ii) the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required. In the event any assignment, sale or transfer is subject to such Necessary Consent being obtained, then Seller shall use commercially reasonable efforts to obtain the Necessary Consent in respect of any such Non-Assignable Asset or any claim or right or any benefit arising thereunder for the assignment, sale or transfer thereto to Purchaser as Purchaser may reasonably request. For the avoidance of doubt, any asset that would be a Purchased Asset but is not assigned in accordance with this Section 2.6 shall not be considered a “Purchased Asset” for purposes hereof unless and until such asset is assigned to Purchaser after the Closing Date upon receipt of any Necessary Consent or approval of the Bankruptcy Court. If such Necessary Consent is not obtained, or if an attempted assignment, sale or transfer thereof would be ineffective or would adversely affect the rights of Purchaser to such Non-Assignable Asset after the Closing, then Seller shall cooperate with Purchaser in any reasonable arrangement to allow Purchaser to obtain the benefits and assume the obligations thereunder in accordance with this Agreement. Pending the receipt of such Necessary Consent, the parties shall, at Purchaser’s expense, reasonably cooperate with each other to provide Purchaser with all of the benefits of use of such Non-Assignable Asset. Once such Necessary Consent for the sale, transfer, assignment, conveyance or delivery of any such Non-Assignable Asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, Seller shall promptly transfer, assign, convey and deliver such asset to Purchaser. To the extent that any such Non-Assignable Asset cannot be transferred or the full benefits or use of any such asset cannot be provided to Purchaser, then as promptly as practicable following the Closing, Purchaser and Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting), and shall, at Purchaser’s expense, reasonably cooperate with each other, to provide Purchaser with all of the benefits of use of such Non-Assignable Asset. Seller shall hold in trust for, and pay to Purchaser, promptly upon receipt thereof, all income, proceeds and other monies received by Seller derived from their use of any Non-Assignable Asset that would be a Purchased Asset in connection with the arrangements under this Section 2.6.

ARTICLE III
PURCHASE PRICE

Section 3.1            Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale, assignment, conveyance and transfer by Seller of the Purchased Assets to Purchaser at the Closing, Purchaser will pay Seller an amount (the “Aggregate Purchase Price”) equal to the sum of: (a) Four Million Five Hundred Thousand Dollars ($4,500,000); plus (b) in the event there is any Initial Overbid and/or any Subsequent Overbids, but Purchaser is the successful bidder at the Auction, the sum of such overbid amounts (net of the amount of the Purchaser Reimbursable Expenses, less payment of the Seller Reimbursable Expenses); plus (c) an amount equal to ninety-five percent (95%) of the aggregate total of the Receivables minus the Zero Rated Receivables as of the Closing Date; minus (d) Customer Credits as of the Closing Date.

Section 3.2            Earnest Money. On the Execution Date, Purchaser shall pay an earnest money deposit (the “Deposit”) in the amount of Four Hundred Fifty Thousand Dollars ($450,000) to the Escrow Agent, to be held in their trust account and disbursed in accordance with the provisions of this Agreement.

Section 3.3            Closing Payments. At the Closing, the Aggregate Purchase Price shall be paid to Seller as follows:

(a)            The Deposit shall be paid by the Escrow Agent to Seller; and

(b)            Purchaser shall pay the Closing Cash Payment to Seller, to be distributed pursuant to the Bankruptcy Code and upon final Bankruptcy Court approval.

Section 3.4             Release of Earnest Money Deposit. In the event that the Closing occurs, the Seller and Purchaser shall, at the Closing, send a Joint Written Direction to the Escrow Agent directing the Escrow Agent to pay the Deposit to Seller at the Closing as set forth in Section 3.3(a). In the event that this Agreement is terminated prior to the Closing for any reason other than pursuant to Section 9.1(f), then Seller and Purchaser shall send a Joint Written Direction to the Escrow Agent, on the date of such termination, directing the Escrow Agent to pay the Deposit to Purchaser on such date, free of any Claims by Seller with respect thereto.

Section 3.5            Proration. All pro-ratable items (specifically including, without limitation, real estate taxes and assessments for calendar year 2023 for the Leased Real Property) shall be prorated as of the Effective Time.

Section 3.6            Purchase Price Allocation. Purchaser and Seller agree that the Aggregate Purchase Price, applicable Assumed Liabilities and other relevant items treated as purchase price for U.S. federal income tax purposes shall be allocated in accordance with an allocation schedule (the “Allocation Statement”), which shall be prepared in a reasonable manner by Purchaser and delivered by Purchaser to Seller within ninety (90) days following the Closing Date. Purchaser and Seller shall (and shall cause their respective affiliates to) file all Tax Returns (including IRS Form 8954 (as and to the extent applicable)) and other Tax-related information reports in a manner consistent with the Allocation Schedule and not take any position inconsistent with the Allocation Statement in any Tax-Related audit, examination or other proceeding (whether administrative or judicial) unless required by applicable Law. If either party receives any notice from a Governmental Body in respect of an audit, examination or other proceeding (whether administrative or judicial) regarding any allocation of the Aggregate Purchase Price or otherwise proposing an allocation different from the Allocation Statement, such party shall notify the other party of such notice and provide such other party with a copy of such notice, and the parties shall cooperate with each other in good faith regarding the resolution of any such matter.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller’s Disclosure Schedule, Seller hereby represents and warrants to Purchaser that:

Section 4.1            Organization and Power.   Seller is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation. Subject to the limitations imposed on Seller as a result of filing a petition for relief under the Bankruptcy Code, Seller has the requisite corporate power and authority to own, lease, or otherwise hold the assets and properties owned, leased or otherwise held by it and to carry on its business as currently conducted. Seller is duly qualified and authorized to conduct business as a foreign corporation and is in good standing (or its equivalent) under the Laws of each jurisdiction in which the conduct of its business or the ownership or lease of its assets or properties requires such qualification or authorization.

Section 4.2            Authorization and Enforceability.   Subject to the entry of the Final Sale Order and such other authorization and approval as is required by the Bankruptcy Court, Seller has the requisite corporate power to execute and deliver this Agreement, any bill of sale, assignment and assumption agreement and such other agreements, documents or instruments to be executed in connection with the transactions contemplated hereby or thereby (collectively, the “Ancillary Agreements”) to which Seller is or will be a party, to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the entry of the Final Sale Order and such other authorization and approval as is required by the Bankruptcy Court, the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which Seller is or will be a party and the performance by it of the obligations to be performed by it hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been (or, in the case of any such Ancillary Agreement, at the Closing, will be) duly authorized by all necessary corporate action on the part of Seller. Subject to the entry of the Final Sale Order and such other authorization and approval as is required by the Bankruptcy Court, this Agreement has been, and the Ancillary Agreements to which Seller is or will be a party will at the Closing be, duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto (other than any affiliate of Seller), constitute valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.3            No Conflicts.   Except as set forth on Section 4.3 of Seller’s Disclosure Schedule, the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which Seller is or will be a party, the performance by Seller of the obligations to be performed by it hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not, with or without notice, lapse or time or both, (i) conflict with any Organizational Document of Seller, (ii)  subject to the entry of the Final Sale Order and such other authorization and approval as is required by the Bankruptcy Court, result in a breach of, conflict with, or result in any violation of, or constitute a default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a benefit under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on, any Purchased Asset (including any Purchased Contract or any Permit listed or required to be listed in Section 2.2(g) of Seller’s Disclosure Schedule), or (iii) subject to the entry of the Final Sale Order and such other authorization and approval as is required by the Bankruptcy Court, conflict with or violate any Law or Order applicable to Seller or violate any Law applicable to Seller, the Business, the Purchased Assets or the Assumed Liabilities.

Section 4.4            Consents and Approvals.   Except as set forth on Section 4.4 of Seller’s Disclosure Schedule and except to the extent required by the Bankruptcy Court, no consent, approval, Order, Permit or authorization of, or registration, or filing with, any Governmental Body or other person is required to be obtained or made on the part of Seller in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Seller is or will be a party, the performance by Seller of the obligations to be performed by it hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, other than the entry of the Sale Order.

Section 4.5            Legal Proceedings.   Except for the general pendency of the Bankruptcy Case or as listed on Section 4.5 of Seller’s Disclosure Schedule, there is no, and since January 1, 2020 there has not been any Legal Proceeding pending or, to the knowledge of Seller, threatened that involves or affects any of Seller, the Purchased Assets or the Business or that could reasonably be expected to give rise to any Liability of Purchaser or adversely affect Purchaser’s ability to conduct the Business after the Closing or the ownership or use of the Purchased Assets in the operation of the Business after the Closing. Neither Seller nor any of the Purchased Assets are, nor since January 1, 2020 have been, subject to any Order.

Section 4.6            Brokers’ Fees.   Except as listed on Section 4.6 of Seller’s Disclosure Schedule, neither Seller nor any person acting on its behalf has agreed to pay a fee, commission or similar payment in connection with this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby to any person for which Purchaser might be liable.

Section 4.7            Purchased Assets; Sufficiency.

(a)            Seller has, in all material respects, indefeasible title to, and owns and possesses all rights and interests in, including the right to use, each of the Purchased Assets, or with respect to leased Purchased Assets, valid leasehold interests in, or with respect to licensed Purchased Assets, valid licenses to use, in each case free and clear of all Claims and Liens (other than Permitted Liens).

(b)            This Agreement and the instruments and documents to be delivered by Seller to Purchaser at Closing shall be adequate and sufficient to transfer (i) Seller’s entire right, title and interest in and to the Purchased Assets to Purchaser and (ii) to Purchaser, good and valid title to the Purchased Assets, free and clear of all Claims and Liens (other than Permitted Liens and Assumed Liabilities).

(c)            Subject to the entry of the Sale Order, at the Closing, Purchaser will own or have the right to use all of the assets used in, held for use or necessary to conduct in all material respects the Business as conducted as of the Execution Date, other than the Excluded Assets.

(d)            The Purchased Assets to be conveyed to Purchaser in the aggregate hereunder at Closing (together with the services, properties and assets to be provided to and made available for use by Purchaser and its affiliates pursuant to the Transition Agreement (if applicable)) constitute all the properties (tangible and intangible), rights and other assets necessary, and are, without reference to cash historically spent by Seller in the Ordinary Course of Business, sufficient, to carry on the Business immediately following the Closing as it is currently conducted by Seller.

(e)            Except as set forth in Section 4.7(e) of Seller’s Disclosure Schedule, Seller owns or has valid rights to use the Purchased Assets, free and clear of all Claims and Liens (other than Permitted Liens).

Section 4.8            FDA Regulatory Compliance and Compliance with Other Laws.

(a)            Except as disclosed in Section 4.8(a) of Seller’s Disclosure Schedule, each product manufactured or sold by Seller in the Business that is subject to the U.S. Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder), or comparable applicable Laws in any non-U.S. jurisdiction (each such product, a “Medical Device”), is being or has been developed, manufactured, sold, tested, labeled, stored, distributed and marketed in material compliance with all necessary Permits and other applicable Laws and requirements under the FDA, applicable industry-standards, including ISO, and applicable comparable Laws in any non-U.S. jurisdiction.  Seller is in material compliance with all applicable Laws and requirements of the FDA relating to the maintenance of technical and clinical data generated prior to the Closing Date by Seller with respect to Medical Devices.

(b)            Except as set forth in Section 4.8(b) of Seller’s Disclosure Schedule, all material product issues, incidents and complaints with respect to the Business have been suitably investigated, documented and managed.

(c)            All reports, documents, claims, Permits and notices required to be filed, maintained or furnished with or to the FDA by Seller for the Business have been so filed, maintained or furnished.  All such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d)            Except as disclosed in Section 4.8(d) of Seller’s Disclosure Schedule, Seller has not, with respect to the Business, received any written notice that the FDA has (i) commenced, or threatened to initiate, any action to withdraw its premarket clearance or premarket approval or request the recall of any Medical Devices, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Devices or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Devices, or (iv) identified any non-compliance with reporting, registration, labeling, good manufacturing practices, advertising and other requirements under the FDA regulations.

(e)            Except as listed in Section 4.8(e) of Seller’s Disclosure Schedule: (i) the Business is being conducted, and at all times since January 1, 2021 has been conducted, in compliance with, and Seller is in compliance, and at all times since January 1, 2021 has been in compliance, with all applicable Laws relating to the operation of the Business and the Purchased Assets, in each case in all material respects, and (ii) there are no pending or, to the knowledge of Seller, threatened (and since January 1, 2021 there have been no pending, or to the knowledge of Seller, threatened), Legal Proceedings by any Governmental Body relating to any non-compliance of the Business or the Purchased Assets in any material respect.

(f)             Seller, in relation to the Purchased Assets, is (and at all times since January 1, 2021 has been) in compliance with all applicable material Customs and International Trade Laws, and at no time has Seller or any person on behalf of the Business committed any material violation of the Customs and International Trade Laws of those countries in which Seller is engaged in the Business. The conduct of the Business is, and since January 1, 2021 has been, in all material respects, in compliance with all Laws governing or concerning the payment of all customs duties, countervailing duties, Taxes, fees and charges applicable to and due with respect to all import transactions, including any countervailing or antidumping duties. To the knowledge of Seller, no products, goods, parts, or accessories imported in the course of engaging in the Business are or have been subject to any countervailing or antidumping duty investigation, Order, notice or other Legal Proceeding by any Governmental Body. There are no material unresolved questions or claims concerning any Liability of any conduct in furtherance of the Business with respect to Customs and International Trade Laws applicable to the import or export of goods.

Section 4.9            Financial Statements.   Seller has delivered to Purchaser copies of (i) the audited balance sheet of Seller as at June 30, 2022 and the related audited income statement and statement of retained earnings for the year then ended, and (ii) the unaudited balance sheet of Seller as at March 31, 2023 and the related unaudited income statement and statement of retained earnings for the year then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is true, complete and correct in all material respects, has been accurately derived from the books and records of Seller as of the dates and for the periods indicated therein, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the financial position, results of operations, and stockholders’ equity of Seller as at the dates and for the periods indicated (subject to normal year-end adjustments, none of which are material, with respect to the unaudited statements).

Section 4.10            Taxes.

(a)            Except as set forth on Section 4.10(a) of Seller’s Disclosure Schedule, (i) Seller has timely filed, or obtained extensions of time to file, all Tax Returns required to be filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Seller) and all such Tax Returns are correct and accurate; and (ii) all Taxes due from Seller, regardless of whether shown to be payable on such Tax Returns, have been paid. Seller is not a foreign person within the meaning of Section 1445 of the Code.

(b)            Except as set forth on Section 4.10(b) of the Seller’s Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examinations by any Governmental Body with respect to any Taxes due from Seller have been paid in full to the extent that the underpayment or non-payment of such Taxes would result in a Lien on the Purchased Assets after the Closing Date. No audit or other Claim by any Governmental Body is pending or, to the knowledge of Seller, threatened in writing with respect to any Taxes due from Seller the underpayment or nonpayment of which would result in a Lien on the Purchased Assets after the Closing Date.

(c)            None of the assets of Seller: (i) constitutes “tax-exempt bond financed property” within the meaning of Code Section 168; (ii) is subject to a lease, safe harbor lease or other arrangement as a result of which such assets are required for federal Income Tax purposes to be treated as owned by a Person other than Seller; or (iii) is subject to the limitations on “amortizable section 197 intangibles” described in Section 197(f)(9) of the Code or any similar comparable limitation under state, local or foreign Law.

Section 4.11            Real Property.

(a)            Section 4.11(a) of Seller’s Disclosure Schedule sets forth the address and legal description of all Owned Real Property, which said Owned Real Property is not included in the Purchased Assets.

(b)            Section 4.11(b) of Seller’s Disclosure Schedule sets forth a complete list of all real property leases with respect to the Business that Seller is a party to as lessee or lessor, sublessee or sublessor, licensee or licensor, or sublicensee or sublicensor, including all amendments, extensions and renewals with respect thereto. Seller has made available to Purchaser true, complete and correct copies of all Real Property Leases. Seller has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as listed on Section 4.11(b) of Seller’s Disclosure Schedule, other than a breach or default arising from Seller’s insolvency or Seller  having filed the Bankruptcy Case, Seller is not in breach or default under any of the Real Property Leases and, to the knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, lapse of time or both, would constitute a breach or default by Seller under the Real Property Leases. Notwithstanding the foregoing, interests in the Real Property Leases are not included in the Purchased Assets.

(c)             The Leased Real Property and its current use, and the location of all buildings, structures, fixtures, building systems and equipment improvements on the Leased Real Property, are in material compliance with all applicable Laws. In the past three (3) years, Seller has not received any written notice of (i) violations of building codes or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation or eminent domain proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate on the Leased Real Property as currently operated.

(d)            To the extent not payable over time as shown on a real estate or similar municipal bill, and to the extent the responsibility of Seller (as contrasted with a landlord, for example), all connection fees, "tie-in" charges and other fees, if any, due and payable with respect to the utilities or facilities now serving the Leased Real Property have been fully paid.

(e)            (i) all certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all Governmental Bodies, board of fire underwriters, association or any other entity having jurisdiction over the Leased Real Property, which are required to use or occupy the Leased Real Property or own and operate the Business as currently conducted thereon, have been issued and are in full force and effect; and (ii) Seller has not received any notices of actual or threatened cancellation or suspension of any right of occupancy for any portion of any building located on the Leased Real Property.

(f)             Seller has not received any written notice indicating that any contractor, subcontractor, materialman or supplier has filed or intends to file a mechanic’s lien against the Leased Real Property, and no contractor, subcontractor, materialman or supplier has provided written notice to Seller indicating that money is due and owing for construction, alteration or repair work on any Leased Real Property that will not be paid for (in full) on or before the Closing Date.

Section 4.12            Intellectual Property.  Except as listed on Section 4.12 of Seller’s Disclosure Schedule (a) Seller owns and possesses all right, title and interest in and to (or has the right to use pursuant to a license or other permission) the Purchased Intellectual Property and Seller’s Intellectual Property licensed to Purchaser under Section 2.2(i) and 2.2(j); (b) Seller has no obligation to compensate, and Purchaser will have no obligation to compensate, any person for the right to use any of the Purchased Intellectual Property or Seller’s Intellectual Property that is licensed to Purchaser under Section 2.2(i) and 2.2(j); (c) Seller has not granted to any person any exclusive license, option or other similar rights in or to any of the Purchased Intellectual Property or Intellectual Property licensed to Purchaser under Section 2.2(i) and 2.2(j); (d) Seller has not in the past three (3) years received any written notice from any person that challenges the validity or enforceability of any of the Purchased Intellectual Property or Intellectual Property licensed to Purchaser under Section 2.2(i) and 2.2(j); (e) Seller has not in the past three (3) years received any notice from any person challenging Seller’s ownership of, or right to use, any of the Purchased Intellectual Property or Intellectual Property licensed to Purchaser under Section 2.2(i) and 2.2(j); and (f) to the knowledge of Seller, no person is infringing upon or has misappropriated any of the Purchased Intellectual Property and Seller’s Intellectual Property licensed to Purchaser under Section 2.2(i) and 2.2(j). For the avoidance of doubt, no representation or warranty is being made with respect to off-the-shelf or clickwrap Intellectual Property utilized by Seller in the operation of its Business. Seller does not collect the Personal Information (meaning, any information that identifies, relates to, or could reasonably be linked with an individual, including, but not limited to, a consumer’s name, physical address, email address, IP address, internet browsing history, geolocation data, biometric information, social security number, or payment information) of consumers. Seller has hired an outside consultant to review its policies, procedures and safeguards with respect to protecting its material confidential information and the security of its information technology and data used or held for use in connection with the Business. Section 4.12 of Seller’s Disclosure Schedule sets forth the consultant’s recommendations and any actions taken by Seller with respect to such recommendations.

Section 4.13            Contracts.    The contracts listed in Section 4.13 of Seller’s Disclosure Schedule constitute a true and accurate list of all Contracts material to the Business to which Seller is a party or by which it is bound with respect to the Business (collectively, the “Material Contracts”); for the avoidance of doubt, Material Contracts do not include Contracts which taken individually, or in the aggregate, are not material to the Business. Subject to requisite Bankruptcy Court approvals, and assumption by Seller of the applicable Contract in accordance with applicable Law and except as a result of the commencement of the Bankruptcy Case, each Purchased Contract is in full force and effect and is a valid, binding and enforceable obligation of Seller and, to the knowledge of Seller, each of the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Except as set forth on Section 4.13 of Seller’s Disclosure Schedule Seller is not in default, or is alleged by any counterparty thereto to have breached or to be in default, under any Purchased Contract, and, to the knowledge of Seller, each other party to each Purchased Contract is not in default thereunder. No Purchased Contract has been canceled or otherwise terminated, and Seller has not received any written notice from any person regarding any cancellation or termination thereto (actual or proposed). As of the Execution Date, Seller has made available to Purchaser copies of all Purchased Contracts and such copies are true, complete and accurate in all material respects and include all amendments thereto.

Section 4.14            Permits.   Seller is in possession of, and in good standing with respect to, all Permits necessary for it to own, lease and operate its assets and properties, to employ or engage officers, workers and employees who are not citizens of the country where they are carrying out their duties or performing their services and to carry on the Business as currently conducted and possess and use the Purchased Assets as currently possessed and used, all of which Permits are set forth in Section 4.14 of Seller’s Disclosure Schedule and constitute all of the Permits required of Seller to lawfully operate the Business, possess and use the Purchased Assets, and own and occupy the Leased Real Property. All such Permits disclosed, or required to be disclosed, in Section 4.14 of Seller’s Disclosure Schedule: (i) are valid and in full force and effect and Seller is not in default under, or in violation of, any such Permit, except for such defaults or violations which would not reasonably be expected, individually or in the aggregate, to materially restrict or interfere with Purchaser’s ability to operate the Business as currently operated or possess and use the Purchased Assets as currently possessed and used, and no suspension or cancellation of any such Permit is pending (other than pursuant to its terms) or, to the knowledge of Seller, threatened and (ii) subject to entry of the Sale Order, except as set forth on Section 4.14 of Seller’s Disclosure Schedule, each such Permit may be transferred or reissued to Purchaser in accordance with this Agreement and without the approval of any Person (other than the Bankruptcy Court).

Section 4.15            Environmental Matters.   Except as set forth on Section 4.15 of Seller’s Disclosure Schedule, (i) there is no suit, claim, action, settlement, investigation, proceeding or notice of investigation relating to or arising under Environmental Laws that is pending or, to the knowledge of Seller, threatened against Seller with respect to the Leased Real Property; (ii) in the past five (5) years, Seller has not received any written notice from any Governmental Body alleging that Seller has failed in any material respect to comply with any Environmental Law or that Seller is liable for any injury or damages to any person or property because of the release of any Hazardous Materials at or from the Leased Real Property; (iii) Schedule 4.15(iii) contains a complete list of all permits, licenses and approvals required of the Seller to lawfully operate the Business and occupy the Leased Real Property in compliance with Environmental Laws, and Seller is in compliance in all material respects with such each such permits, licenses and approvals, and each remains active and in good standing with the issuing Government Body; and (iv) in the past ten (10) years, Seller has not received any written notice, claim, demand, or written request for information from the any Governmental Body related to any past arrangements Seller or persons acting on Seller’s behalf allegedly made for the off-site treatment, storage and/or disposal of any Hazardous Material generated in association with Seller’s Business or operations.

Section 4.16            Employee Plans.

(a)            Section 4.16(a) of Seller’s Disclosure Schedule sets forth a true, correct and complete list of all Employee Benefit Plans of Seller with respect to the Business.

(b)            Except as described in Section 4.16(b) of Seller’s Disclosure Schedule, neither Seller nor any ERISA Affiliate has sponsored, maintained, contributed to or withdrawn from: (i) any “employee pension plan” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412, 430 or 436 of the Code; (ii) any “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”); or (iii) any post-termination retiree medical or life insurance benefits, other than as required under COBRA.

(c)            Except as set forth on Section 4.16(c) of Seller’s Disclosure Schedule, there is no suit, action, claim, order, charge, complaint, investigation, audit or other proceeding pending or, to the knowledge of Seller, threatened in writing against Seller related to such Employee Benefit Plans of Seller (other than routine claims for benefits) that would reasonably be expected to result in any liability to Purchaser.

(d)            Except as described in Section 4.16(d) of Seller’s Disclosure Schedule, neither the Seller nor any ERISA Affiliate has (i) failed to comply with the requirements under COBRA; (ii) failed to timely make any required contributions to any Employee Benefit Plan, including any Multiemployer Plan; (iii) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of ERISA Sections 4201 or 4204 to any Multiemployer Plan, and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such Multiemployer Plan that could result in any liability of the Seller, any ERISA Affiliate, or Purchaser to any such Multiemployer Plan. With respect to any Multiemployer Plan, Seller has furnished a copy of the most recent withdrawal liability estimate, if any, received by Seller or any ERISA Affiliate and all documentation provided to Seller or any ERISA Affiliate by such plan with respect to such plan for the current plan year and prior two full plan years (including any notices or calculations, statements or estimates of potential withdrawal liability) and historical base units, contribution rates and annual contributions to such plan for 2012 through 2022.

(e)            Except as set forth on Section 4.16(e) of Seller’s Disclosure Schedule, neither the execution of this Agreement, nor the consummation of any of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Seller to severance pay, post-termination retiree medical or life insurance benefits or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other compensatory obligation to a service provider of the Seller; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.17            Labor Matters; Employees.

(a)            Section 4.17(a) of Seller’s Disclosure Schedule contains a list of all of Seller’s employees at the St. Louis Facility as of the Execution Date, which such schedule shall be updated to provide any and all employment or service hirings or terminations occurring prior to the Closing Date (“Employees”). Except as set forth on Section 4.17(a) of Seller’s Disclosure Schedule, all Employees are employed at will.

(b)            Seller is, as of the date hereof, and has been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting employment of its employees and engagement of all other Workers and with all contracts between Seller and any employee or other Worker of Seller. Except as set forth on Section 4.17(b) of Seller’s Disclosure Schedule, there has been no “mass layoff” or “plant closing” within the meaning of the WARN Act, or any similar state or local “mass layoff” or “plant closing” Law with respect to Seller within the six month period prior to the date hereof.

(c)            Except as set forth on Section 4.17(c) of Seller’s Disclosure Schedule, Seller is not a party to or otherwise bound by any labor or collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization in respect of the Business.

Section 4.18            Product Warranty; Product Recalls.

(a)            All products manufactured by Seller in the operation of the Business (the “Business Products”) and all services rendered by Seller in the operation of the Business, for the past five (5) years, have been in conformity in all material respects with all applicable contractual commitments, Law, and all express and implied warranties. Seller does not have any Liability in connection with any Business Product or services rendered, or for other damages related to any Business Product or services rendered, other than Liabilities for warranty claims arising in the Ordinary Course of Business or Liabilities that would not be reasonably expected to be material to the Business. To the knowledge of Seller, there exist no facts or circumstances that would reasonably be expected to result in or form the basis of any claim against Seller for Liability on account of any express or implied warranty to any third party in connection with the Business Products or services rendered by Seller in the operation of the Business, other than Liabilities that would not be reasonably expected to be material to the Business.

(b)            To the knowledge of Seller, no Business Product is or has been, since January 1, 2018, subject to any recall (howsoever arising) or post-sale warnings by Seller, or to the knowledge of Seller, any recall or post-sale warning by any third party retained by Seller or any distributor or wholesaler of such Business Products other than, in each case, recalls that would not be reasonably expected to be material to the Business. To the knowledge of Seller, there exist no facts or circumstances that would reasonably be expected to result in or form the basis of any such recalls or post-sale warnings with respect to Business Products.

Section 4.19            Product Liability. All Business Products are and have been, since January 1, 2018, without design defects or manufacturing defects. Seller does not have any Liability in connection with the Business arising out of the presence or alleged presence of Hazardous Materials in any Business Product or any injury to individuals or property as a result of the ownership, possession or use of any Business Product, other than Liabilities that would not be reasonably expected to be material to the Business.

Section 4.20            Absence of Certain Changes or Events. Since June 30, 2022, except as disclosed in Section 4.20 of Seller’s Disclosure Schedule, through the Execution Date, there has not been any event, change, condition, occurrence or effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a Seller Material Adverse Effect. Except for (i) discussions, negotiations and activities related to this Agreement or other potential strategic transactions; (ii) the solicitation of, discussions and negotiations with, presentations and provision of other diligence to and similar engagement with other potential bidders for the Purchased Assets, or the negotiation and execution of this Agreement; (iii) the preparation and commencement of the Bankruptcy Case; or (iv) as set forth on Section 4.20 of the Seller’s Disclosure Schedule or as expressly contemplated by this Agreement, from June 30, 2022 until the Execution Date, Seller has not taken any action or failed to take any action, as applicable, that would be prohibited by Section 6.4, if taken, failed to be taken or proposed to be taken, except for the execution and delivery of this Agreement.

Section 4.21            Certain Payments. Since January 1, 2018, neither Seller nor, to the knowledge of Seller, any of its representatives has (a) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees; (c) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or (e) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.22            Receivables. Seller has not entered into any agreement to discount or accelerate the payment of Receivables. The Receivables have arisen from bona fide, arms-length transactions entered into by Seller in the Ordinary Course of Business, have been recorded in accordance with GAAP, and are not subject in any material respect to claims, offsets or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business.

Section 4.23            Insurance. Each insurance policy maintained by Seller on the properties, assets, products, business or personnel of Seller is legal, valid, binding, enforceable by Seller, and in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such insurance policy since June 30, 2022.

Section 4.24            Inventory. The Inventory (i) is not materially damaged in any way that would prevent it from being used for its intended purpose; (ii) is not part of or subject to a current or past recall (including, to the knowledge of Seller, any threatened recall), nor have any such recalls been pending at any time; (iii) was manufactured, and has been shipped, stored, and otherwise maintained in accordance with, to the extent applicable, Good Manufacturing Practice requirements of the FDA and any other applicable Law in all material respects; and (iv) is free of any defect or deficiency and is in working condition. Seller does not hold any Inventory on consignment.

Section 4.25            No Other Representations or Warranties of Seller. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, THE PURCHASED ASSETS ARE BEING PURCHASED “AS IS, WHERE IS” AND NEITHER SELLER NOR ANY PERSON ACTING ON BEHALF OF SELLER MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, ANY AFFILIATE OF SELLER, THE BUSINESS, THE PURCHASED ASSETS, OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (A) MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE OR NON-INFRINGEMENT OF THE PURCHASED ASSETS, (B) ANY INFORMATION WRITTEN OR ORAL AND IN ANY FORM PROVIDED OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, ON THE ONE HAND, AND SELLER, ITS AFFILIATES, OR ANY OF ITS REPRESENTATIVES, ON THE OTHER HAND, OR ON THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION, OR ANY PROJECTIONS, ESTIMATES, BUSINESS PLANS OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR (C) FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF SELLER’S BUSINESS OR THE PURCHASED ASSETS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

Section 5.1            Organization.   Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the state of Delaware.

Section 5.2            Authorization and Enforceability.   Purchaser has the requisite corporate power to execute and deliver this Agreement, the Ancillary Agreements to which Purchaser is a party and to perform the obligations to be performed by it hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser is a party and the performance by it of the obligations to be performed by it hereunder and thereunder have been (or, in the case of any such Ancillary Agreement, at the Closing, will be) duly authorized by all necessary action on the part of Purchaser. This Agreement has been, and the Ancillary Agreements to which Purchaser is a party will at the Closing be, duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 5.3            No Conflicts.   The execution and delivery by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser is a party, the performance by Purchaser of the obligations to be performed by it hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not, (i) conflict with the Organizational Documents of Purchaser, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a benefit under, any material Contract or Permit to which Purchaser is a party or by which any of its assets or properties are bound, or (iii) violate any Order or Law applicable to Purchaser, other than such conflicts, violations, defaults, terminations, cancellations or accelerations or loss of a benefits that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4            Consents and Approvals.   No consent, approval, waiver, Order, Permit or authorization of, or registration, declaration or filing with, any Governmental Body or other person is required to be obtained or made on the part of Purchaser in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Purchaser is a party by Purchaser, the performance by Purchaser of the obligations to be performed by it hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, other than (i) the entry of the Sale Order and (ii) such consents, approvals, waivers, Orders, Permits, authorizations, registrations, declarations or filings, that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser acknowledges and agrees that this Agreement is subject to Final authorization and approval by the Bankruptcy Court.

Section 5.5            Legal Proceedings.   There is no Legal Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is not subject to any Order, except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.6            Brokers’ Fees.   Neither Purchaser nor any person acting on its behalf has agreed to pay a fee, commission or similar payment in connection with this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby to any person for which Seller might be liable.

Section 5.7            Financing Source. Purchaser has sufficient available cash on hand necessary to make all of the payments required to be made by Purchaser pursuant to this Agreement.

Section 5.8            No Other Representations and Warranties of Purchaser.   Except for the representations and warranties expressly set forth in this Article V, neither Purchaser nor any other Person on behalf of Purchaser makes (and Purchaser, on behalf of itself and its affiliates, and their respective representatives, hereby disclaims), and Seller has not relied on, any express or implied representation or warranty with respect to Purchaser, its affiliates or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information.

ARTICLE VI
COVENANTS

Section 6.1            Certain Bankruptcy Undertakings.      This Agreement and the sale of the Purchased Assets and the assumption and/or assignment of the Purchased Contracts are subject to approval by the Bankruptcy Court. Subject to the terms of the Final Bid Procedures Order and Final authorization and approval of this Agreement, Seller and Purchaser each agree to use commercially reasonable efforts to do such acts and things as may reasonably be required to obtain the Bankruptcy Court’s approval of the Sale Order, the sale of the Purchased Assets to Purchaser in accordance with this Agreement, the assumption and/or assignment or transfer of the Real Property Leases, Purchased Contracts and Permits, or any other agreement contemplated hereby and the consummation of the transactions contemplated hereby.

Section 6.2            Bankruptcy Court Matters.

(a)            Approval of Purchaser Reimbursable Expenses. In the event that Purchaser terminates this Agreement pursuant to Section 9.1(h), and Seller consummates an Alternative Transaction, following the termination of this Agreement, in consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Seller, subject to Purchaser’s payment of the Seller Reimbursable Expenses, Seller shall pay Purchaser, in accordance with the terms hereof and the Bid Procedures Order, the Purchaser Reimbursable Expenses. Subject to Purchaser’s payment of the Seller Reimbursable Expenses, payment of the Purchaser Reimbursable Expenses shall be paid to Purchaser at the closing of the Alternative Transaction. Subject to Purchaser’s payment of the Seller Reimbursable Expenses, and only to the extent that the Purchaser Reimbursable Expenses are not paid at the closing of the Alternative Transaction, Seller’s obligation to pay the Purchaser Reimbursable Expenses shall constitute an allowed superpriority administrative expense against Seller’s bankruptcy estate pursuant to Sections 105(a), 363, 364, 503(b) and 507(a)(2) of the Bankruptcy Code, with priority over all other administrative expenses.

(b)            Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids in respect of the Purchased Assets (each, a “Competing Bid”). From the date of this Agreement (and any prior time) and until the sale contemplated herein is consummated, Seller is permitted to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any person (in addition to Purchaser and its affiliates and representatives) in connection with a Competing Bid. In addition, Seller shall have the authority to respond to any inquiries or offers for a Competing Bid and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Bid Procedures Order or other applicable Law, including supplying information relating to the Business and the Purchased Assets to prospective purchasers.

(c)            Bankruptcy Court Filings.

(i)            As soon as reasonably practicable following the Execution Date and the commencement of the Bankruptcy Case, Seller shall file with the Bankruptcy Court a motion seeking entry of the Bid Procedures Order (which shall, among other things, approve and authorize payment of the Purchaser Reimbursable Expenses, and shall establish procedures for the conduct of the auction with respect to the Purchased Assets (“Auction”)).

(ii)            Provided Purchaser is selected as the winning bidder at the Auction, if any, or if no Competing Bid is submitted with respect to the Purchased Assets, Seller shall seek entry of the Sale Order by the Bankruptcy Court in accordance with the terms and conditions of the Bid Procedures Order; provided that any revisions to the Sale Order are subject to Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed) if there are material changes to the form of Sale Order attached hereto as Exhibit B. Seller agrees that all filings by Seller with respect to this Agreement, including any reply in support thereof or any filing relating to the assignment or assumption of contracts, shall be provided to Purchaser no later than two (2) business days prior to filing or otherwise as soon as reasonably practicable, for review. Purchaser and Seller understand and agree that the transactions contemplated by this Agreement are subject to approval by the Bankruptcy Court.

(iii)            Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Bid Procedures Order and Sale Order, including a finding of adequate assurance of future performance by Purchaser, including by furnishing witnesses, affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event the entry of the Bid Procedures Order or Sale Order shall be appealed (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or re-argument shall be filed with respect to the Bid Procedures Order or Sale Order), Seller and Purchaser (and with respect to the Purchaser, at least until the Outside Date) shall use their respective commercially reasonable efforts to defend such appeal, petition or motion. Seller shall waive their rights to appeal (or file any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or re-argument) with respect to the Sale Order, and such waivers shall be explicitly set forth in the Sale Order.

(iv)            Seller shall file such motions or pleadings as may be reasonably appropriate or necessary to assume and assign the Purchased Contracts and to determine the amount of the Cure Amounts; provided, however, that nothing herein shall preclude Seller from filing motions, including upon commencement of the Bankruptcy Case, to reject any Contracts that are not Purchased Contracts.

(d)            Bankruptcy Court Milestones. The following milestones (“Bankruptcy Court Milestones”) shall apply, which may be extended by Purchaser, in Purchaser’s reasonable discretion:

(i)            on or within five (5) business days of the Petition Date, Seller shall have filed a motion seeking entry of the Bid Procedures Order (“Bid Motion”);

(ii)           Seller shall seek to have a hearing occur on or within twenty-one (21) days of filing the Bid Motion;

(iii)          Seller shall seek to have the Bankruptcy Court enter the Bid Procedures Order on or within thirty (30) days of filing the Bid Motion;

(iv)          the final date for submitting a qualified bid, as set forth in the approved Bid Procedures Order, shall be no later than thirty (30) days after the Bankruptcy Court’s entry of the Bid Procedures Order (“Bid Deadline”);

(v)           Seller shall hold the Auction, if any, no later than two (2) business days after the Bid Deadline; and

(vi)          on or within fourteen (14) business days after the conclusion of the Auction, the Bankruptcy Court shall enter the Sale Order.

(e)            Back-up Bidder. Seller and Purchaser agree that, in the event that Purchaser is not the winning bidder at the Auction, if and only if (i) Purchaser submits the second highest or second best bid at the Auction for the Purchased Assets and (ii) Seller gives written notice to Purchaser on or before the Back-up Termination Date, stating that Seller (A) failed to consummate the sale of the Purchased Assets with the winning bidder, and (B) terminated the purchase agreement with the winning bidder, Purchaser shall promptly consummate the transactions contemplated by this Agreement upon the terms and conditions as set forth herein, or as set forth on the record of the Auction, including the Purchase Price, subject to any increase to the Purchase Price made by Purchaser, if any, at the Auction.

(f)            Auction Overbids. During the Auction, pursuant to the terms of the Final Bid Procedures Order, if any qualified bidder submits a topping bid with respect to the Purchaser’s bid, Purchaser is authorized to “credit bid” the net value of the Purchaser Reimbursable Expenses after payment of the Seller Reimbursable Expenses as part of any overbid by the Purchaser.

Section 6.3            Non-Exclusive Access to Information and the Premises.   From the Execution Date through the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, its legal counsel, accountants and other advisors), to make such investigation of the assets, properties, operations, businesses and affairs of Seller with respect to the Business, and such examination of the books and records and financial condition of Seller with respect to the Business and the Purchased Assets as it reasonably requests and to make extracts and copies of such books and records. From the Execution Date through the Closing Date, Seller shall provide the representatives of Purchaser (one such representative at a time, as designated by Purchaser from time to time) with non-exclusive reasonable access during normal business hours to the St. Louis Facility and to Seller’s employees at the St. Louis Facility, to ensure that the Business is being operated in the Ordinary Course of Business, and offer reasonable suggestions (which may be ignored by Seller, at Seller’s sole discretion) as to the operations of the Business. Seller shall reasonably cooperate, and shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to reasonably cooperate, with Purchaser and its representatives in connection with such access, investigation and examination as herein set forth.

Section 6.4            Conduct of the Business Pending Closing. Except as required by applicable Law or by the Bankruptcy Court, or as otherwise expressly provided by this Agreement, or as otherwise disclosed in Section 6.4 of Seller’s Disclosure Schedule, from the Execution Date until the Closing Date, Seller shall, subject to the availability of necessary funds: (a) use commercially reasonable efforts to preserve intact the Business, to keep available the services of its current employees and all other Workers and agents, and to maintain its relations and goodwill with its suppliers, customers, distributors and any others with whom or with which it has business relations, in accordance with the Ordinary Course of Business in each case; (b) maintain and operate the Business and the Purchased Assets in the Ordinary Course of Business; (c) continue to operate the Business in all material respects in compliance with all Laws applicable to Seller or the Business; (d) keep, observe, and perform its material obligations as tenant under the Real Property Leases; (e) review its Customer Credits and update its books and records to only include “specified customers” (as defined in the definition of Customer Credits); and (f) not (i) sell, transfer, mortgage, lease, sublease, license, abandon, encumber, or otherwise dispose of any Purchased Assets other than immaterial dispositions thereof and Inventory sold or disposed of in the Ordinary Course of Business; provided that in no event shall Seller sell or dispose of Inventory for less than the actual cost thereof or in a bulk sale; (ii) acquire any corporation, partnership, limited liability company, other business organization or division thereof related to or affecting the Business or the Purchased Assets or any material assets, except acquisitions of raw materials in the Ordinary Course of Business; (iii) merge or consolidate with or into any legal entity, dissolve, liquidate or otherwise terminate its existence, or issue, transfer, sell, pledge, dispose or encumber any shares or capital stock or other equity interests; (iv) authorize, declare, set aside or pay any dividend or other distribution; (v) enter into any joint venture agreement that involves a sharing of profits, cash flows, expenses or losses with other persons related to or affecting the Business or the Purchased Assets; (vi)  (1) reject, terminate (other than by expiration in accordance with its terms), or materially amend any Purchased Contract or Real Property Leases, or seek Bankruptcy Court approval to do so, or (2) fail to use commercially reasonable efforts to oppose any action by a third party to so terminate (including any action by a third party to obtain Bankruptcy Court approval to terminate) any Purchased Contract; (vii) make any loans, advances or capital contributions to, or investments in, any other person; (viii) subject any of the Purchased Assets to any Lien other than Permitted Liens; (ix) except as set forth in Section 6.4(e)(ix) of Seller’s Disclosure Schedule, incur, guarantee or assume any indebtedness for borrowed money, enter into any capital lease or guarantee any such indebtedness; (x) modify, amend, terminate or waive any rights under any Purchased Contract or contract necessary for the services contemplated under the Transition Agreement; (xi) change or modify any material accounting practice, policy or procedure, except as required by GAAP or applicable Law; (xii) except as required by applicable Law, (1) make, revoke or change any material Tax election or method of accounting with respect to Taxes, (2) file any amended Tax Return, (3) enter into any closing agreement or settle or compromise any material Tax claim or assessment, (4) request or obtain any ruling or determination from any taxing authority, or (5) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent such action relates to the Purchased Assets and could have any effect on Purchaser or its affiliates; (xiii) enter into any agreement to discount or accelerate the payment of the Receivables; or (xiv) agree or commit to any of the foregoing. Without in any way limiting any party rights or obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Seller, or the Business prior to the Closing and prior to the Closing, Seller shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over the Business and its operations.

Section 6.5            Consents and Permits. Seller shall use commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain at the earliest practicable date all consents and approvals contemplated hereby, including, the consents and approvals referred to in Section 4.4 and the Necessary Consents. Purchaser and Seller shall use their commercially reasonable efforts to obtain the issuance, or transfer of, all Permits required to be issued, transferred or reissued to Purchaser in connection with the acquisition of the Purchased Assets and the operation of the Business by Purchaser after the Closing Date. Seller and Purchaser shall use commercially reasonable efforts to give and make all notices and reports that Seller or Purchaser is required to make to the appropriate Governmental Body and other persons in respect of the Permits that may be necessary for the sale of the Purchased Assets to Purchaser at the Closing.

Section 6.6            Further Assurances.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Outside Date), the transactions contemplated by this Agreement on the terms set forth in this Agreement, including the conditions to the Closing set forth in Article VII. Without limiting the generality of the foregoing, (i) Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.1 that are within its control or influence to be satisfied or fulfilled, and (ii) Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.2 that are within its control or influence to be satisfied or fulfilled.

(b)            From time to time, whether at or following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to vest in Purchaser all the right, title, and interest in, to or under the Purchased Assets, to provide Purchaser and Seller all rights and obligations to which they are entitled and subject pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the parties will take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause all of the obligations imposed upon it in this Agreement to be duly complied with and to cause all conditions precedent to such obligations to be satisfied. Notwithstanding the foregoing, nothing in this Section 6.6(b) shall (i) require Seller or Purchaser or any of their affiliates to make any expenditure or incur any obligation on their own or on behalf of any other party (unless funds in the full amount thereof are advanced by such other party in cash) or (ii) prohibit Seller from ceasing operations or winding up its affairs following the Closing.

(c)            Following the Closing, Seller shall cooperate with Purchaser’s reasonable requests with respect to the investigation and prosecution of any Legal Proceeding related primarily to the Business or the Purchased Assets (other than in connection with disputes between the parties), including taking, or causing to be taken, all actions, and doing, or causing to be done, all things necessary, proper or advisable under applicable Laws to furnish all reasonably available information and testimony, to arrange discussions with, and the calling as witnesses of, officers, directors, employees, agents and other representatives, and to provide other reasonable assistance in connection with any such Legal Proceedings, with such cooperation to be at the cost and expense of Purchaser. Notwithstanding the foregoing, nothing in this Section 6.6(c) shall prohibit Seller from ceasing operations, winding up its affairs or terminating its existence and all of its employees following the Closing.

Section 6.7            Publicity.  Except as set forth in Section 10.20 or otherwise required by Law, neither Purchaser nor Seller will make any public announcement regarding the proposed purchase without the consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that Purchaser and Seller acknowledge and agree that the transactions contemplated by this Agreement require the approval of the Bankruptcy Court and in no event shall it be deemed to be a violation of the terms and conditions of this Section 6.7 for Purchaser to file the appropriate pleadings in the Bankruptcy Case to approve the transactions contemplated by this Agreement and the attachment of this Agreement to such pleadings and the content of such pleadings shall not be deemed to be a violation of the terms and conditions of this Section 6.7. Notwithstanding the foregoing, nothing set forth herein shall limit or restrict Seller’s right to (i) publicize the sale of the Business, the terms of the proposed transaction or the identity of Purchaser or other interested buyers as deemed necessary by Seller for the auction of Seller’s business segments; or (ii) make any filings or public disclosures required by the Securities and Exchange Commission.

Section 6.8            Notification of Certain Matters.

(a)            From time to time prior to the Closing, Seller shall promptly deliver written notice to Purchaser of (i) any event, change, effect, condition, state of facts or occurrence that comes to the knowledge of Seller that (A) would reasonably be expected to (1) cause a breach of Seller’s covenants or agreements contained herein, (2) render the satisfaction of the conditions in Section 7.1 or Section 7.3 reasonably unlikely to be fulfilled, or (3) prevent, prohibit or delay the Closing; (B) would reasonably be expected to have a Seller Material Adverse Effect; or (C) if occurring or arising or in existence before or on the Execution Date would have caused a representation or warranty of Seller to be inaccurate or deficient; (ii) any notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the consummation of the transactions contemplated hereby; and (iii) the commencement of any Legal Proceeding relating to the Business or the Purchased Assets. The delivery of any notice pursuant to this Section 6.8(a) shall not have any effect on the satisfaction of the condition to Closing set forth in Section 7.3(a) or Purchaser’s right to terminate the Agreement pursuant to Section 9.1(d), and shall not be deemed to amend or supplement Seller’s Disclosure Schedule or limit or otherwise affect any remedy available to Purchaser or prevent or cure any breach of any representation or warranty.

(b)            From time to time prior to the Closing, Purchaser shall promptly deliver written notice to Seller of (i) any event, change, effect, condition, state of facts or occurrence that comes to the knowledge of Purchaser that (A) would reasonably be expected to (1) cause a breach Purchaser’s covenants or agreements contained herein, (2) render the satisfaction of the conditions in Section 7.1 or Section 7.2 reasonably unlikely to be fulfilled, or (3) prevent, prohibit or delay the Closing; (B) would reasonably be expected to constitute a Purchaser Material Adverse Effect; or (C) that, if occurring or arising or in existence before or on the Execution Date would have caused a representation or warranty of Purchaser to be inaccurate or deficient; and (ii) any notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the consummation of the transactions contemplated hereby. The delivery of any notice pursuant to this Section 6.8(b) shall not have any effect on the satisfaction of the condition to Closing set forth in Section 7.2(a) or Seller’s right to terminate this Agreement pursuant to Section 9.1(f) and shall not be deemed to limit or otherwise affect any remedy available to Seller or prevent or cure any breach of any representations or warranty.

Section 6.9            Confidentiality.   Purchaser acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and used or referenced in Alternative Transactions, and that such disclosure shall not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement or otherwise. Seller acknowledges and agrees that from and after the Closing, all non-public information relating to the Business, including the Purchased Assets, shall be valuable and proprietary to Purchaser and its affiliates. From and after the Closing, Seller shall not disclose to any person any information relating to Purchaser and its affiliates, or the Business, including the Purchased Assets, except as required by applicable Law, by the Bankruptcy Court or as otherwise becomes available in the public domain other than through any action by Seller in violation of its obligations under this Section 6.9. Notwithstanding the foregoing, Seller is expressly permitted to disclose and discuss the information protected by and subject to this paragraph with its professional advisors with a legitimate need to know such information; provided, however, that such professional advisors shall be subject to confidentiality obligations with respect to such information disclosed by Seller at least as protective as the confidentiality obligations set forth in this Section 6.9. Notwithstanding the foregoing, Purchaser acknowledges and understands that after the Closing, Seller may be required to report certain information related to its possession and use of the Purchased Assets prior to the Closing to the Bankruptcy Court in connection with the Bankruptcy Case, and that such reporting and disclosures shall not be deemed to be a violation of the terms and conditions set forth in this Section 6.9. Notwithstanding the foregoing, nothing set forth in this Section 6.9 or elsewhere in this Agreement will prevent Seller from (i) disclosing the information set forth in Due Diligence Reports or the bids and names of other potential buyers of Seller’s assets, (ii) promoting the sale of the Business or any other business segment(s) of Seller, or (i) soliciting competing offers from third parties for the purchase of the Purchased Assets or any other assets of Seller pursuant to the Bid Procedures Order.

Section 6.10            Employee Matters.

(a)            Seller shall provide Purchaser, no later than five business days after the Closing Date, with a true, correct and complete list of any and all employment losses (within the meaning of the WARN Act) incurred by Seller during the 180-day period prior to and including the Closing Date.

(b)            Purchaser, or one of its affiliates, may (but is not obligated to) offer employment to those Employees it identifies in its sole discretion (each, an “Offer Employee”) an offer of employment on terms and conditions as determined by Purchaser in its sole discretion, in each case with such employment to commence following the Closing. Each Offer Employee who receives and accepts Purchaser’s (or an affiliate of Purchaser’s) offer of employment and who commences employment with Purchaser or an affiliate thereof on or following the Closing shall be a “Transferred Employee.” From the date of this Agreement until the Closing Date or earlier termination of this Agreement, Seller shall reasonably cooperate with Purchaser in effecting Purchaser’s identification of Offer Employees and their potential transfer of employment from Seller to Purchaser or an affiliate of Purchaser as contemplated hereby, including by providing Purchaser and its affiliates from and after the Execution Date with an unredacted census file identifying each Employee’s name, position/title, job description, current rate of pay, and contact information (solely to the extent permitted by Law, and Seller shall have no obligation to disclose any personally identifiable information to the extent prohibited by Law), and reasonable access to Employees and other Seller personnel, during normal business hours, and upon reasonable advance notice, subject to reasonable denials of access or delays to the extent any such access would unreasonably interfere with the operations of Seller, the Business or the duties of such Employees, to allow Purchaser to identify those Employees to whom it would like to offer employment, conduct job interviews, and otherwise plan for the transition of Employees contemplated by this Agreement. For the avoidance of doubt, Seller shall only be required to disclose Employee information to the extent permitted by Law.

(c)            Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall (i) assume any Liabilities relating to or arising under any Collective Bargaining Agreement (including, without limitation, any pension obligations or retirement benefits), or (ii) be bound by or required to adhere to any past practice of any of Seller included in writing in any Collective Bargaining Agreement.

(d)            Seller shall retain all Liabilities accrued on or before the Closing Date relating in any way to its Workers, including all Liabilities relating to unpaid wages, salaries, commissions and other amounts earned or accrued on or before the Closing Date by or in respect of all of its current and former employees, including but not limited to the Transferred Employees.

(e)            Nothing express or implied in this Section 6.10 or elsewhere in this Agreement shall (i) confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, (ii) be treated as an amendment to, or prevent or otherwise restrict the amendment or termination of any Employee Benefit Plan or any employee benefit plan, program, arrangement or agreement sponsored or maintained by Purchaser, Seller or their respective affiliates, as applicable, or (iii) obligate Purchaser, Seller or any of their respective affiliates to maintain any particular employee benefit plan, program or arrangement.

(f)            Seller shall be solely responsible for any and all Liabilities arising under the WARN Act and relating to any of its employees whose employment is terminated by Seller prior to, upon, or following the Closing, including any Employees who do not receive offers of employment from Purchaser or its affiliates.

(g)            To the extent not prohibited by Law and not subject to attorney-client privilege or other work product privilege, Seller shall provide Purchaser, at Purchaser’s expense, with copies of all records relating to Transferred Employees promptly following the date on which Purchaser notifies Seller of the identity of any Offered Employee; provided, however, that Seller have the right to retain original files.

(h)            Seller and its “selling group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(a) (the “Selling Group”)) shall be solely responsible for providing continuation coverage under COBRA, if required by Law, to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (“M&A Qualified Beneficiaries”). In the event that no member of the Selling Group maintains any group health plan at any time after the Closing Date, and Purchaser is deemed to be a successor employer (as defined in Treasury Regulation Section 54.4980B-9, Q&A-8(b)(i)) to the Selling Group for the purposes of the continuation of coverage requirements under COBRA, Seller shall immediately notify Purchaser in the event that the Selling Group ceases to provide continued COBRA coverage to M&A Qualified Beneficiaries for any reason other than the failure by the M&A Qualified Beneficiary to pay applicable premiums or the expiration of the required period of coverage under COBRA.

Section 6.11            Purchase of Personal Property Subject to Lease. With respect to any Contract for the lease of Personal Property, if (a) such Contract is recharacterized by a Final Order of the Bankruptcy Court as a secured financing or (b) Purchaser, Seller and the counterparty to such Contract agree, then Purchaser shall have the option to purchase such Personal Property by paying to Seller for the benefit of the counterparty to such Contract an amount equal to the amount, as applicable (i) of such counterparty’s allowed secured Claim arising in connection with the recharacterization of such Contract as determined by such Order or (ii) agreed to by Purchaser, Seller and such counterparty, subject to any required Bankruptcy Court authorization or approval.

Section 6.12            Tax Matters.

(a)            All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest), incurred in connection with the transactions consummated pursuant to this Agreement with respect to the Purchased Assets conveyed by Seller will be paid by Seller. Any Tax returns that are required to be filed in connection with transfer Taxes shall be prepared by Seller, at its own expense. Without limiting the foregoing, Purchaser and Seller will cooperate in all reasonable respects to prepare and file all necessary returns, reports and estimates and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(b)            Seller shall be liable for and shall pay all applicable federal, state and local taxes (other than income taxes of Purchaser and, to the extent attributable to the period of time after Closing, gross receipts taxes), duties and other like charges properly payable by Seller upon and in connection with the conveyance and transfer of the Purchased Assets to Purchaser, the income of Seller or sales made by Seller. Seller shall, at its own expense, timely file any tax return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary). Prior to Closing, Seller shall deliver a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations duly executed by Seller and an IRS Form W-9 claiming a complete exemption from backup withholding each in form reasonably satisfactory to Purchaser. For the avoidance of doubt, Purchaser shall pay all taxes with respect to the Purchased Assets for all periods after Closing, including sales, use and personal property taxes. Purchaser hereby acknowledges and agrees that Purchaser shall not withhold any Taxes from the Purchase Price payable to Seller. Seller agrees to indemnify and hold harmless Purchaser for any and all Tax liability that may be imposed on Purchaser by any Tax Authority for any failure to properly withhold any Tax amount under applicable Tax law.

(c)            Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Income Tax Returns and any proceeding relating to Taxes.

(d)            The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser. Seller agrees to indemnify and hold harmless Purchaser from and against any and all Liabilities that may be asserted by third parties against Purchaser as a result of noncompliance with any such bulk sales or transfer Law.

Section 6.13            Collection of Receivables.

(a)            As of the Closing Date, Seller hereby (i) authorizes Purchaser to open any and all mail addressed to Seller relating to the Business or the Purchased Assets and delivered to the offices of the Business or otherwise to Purchaser if received on or after the Closing Date and (ii) appoints Purchaser its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Purchaser after the Closing Date with respect to Receivables made payable or endorsed to Seller or Seller’s order, for Purchaser’s own account.

(b)            As of the Closing Date, Seller agrees that any monies, checks or negotiable instruments received by Seller after the Closing Date with respect to Receivables shall be held in trust by Seller for Purchaser’s benefit and account, and promptly upon receipt by Seller of any such payment, Seller shall pay over to Purchaser the amount of such payments without any right of set off or reimbursement.

(c)            Without limiting the foregoing, Seller will deposit into the bank account designated by Purchaser (the “Designated Receivables Account”) within three (3) business days after receipt all amounts received by Seller constituting Receivables. Seller will deliver written instructions no later than three (3) business days following the Closing to all customers with Receivables to deliver all payments with respect thereto directly to the Designated Receivables Account. Seller will maintain its bank accounts to accept any Receivables for 120 days following the Closing.

Section 6.14            Due Diligence Reports. Purchaser and Seller shall cause the preparation of the due diligence reports below, and Purchaser shall pay, or reimburse Seller as the case may be, for the reasonable, documented actual cost (up to a maximum amount equivalent to 2.5% of the Aggregate Purchase Price) of the following due diligence reports related to the Business and the Purchased Assets (the “Due Diligence Reports”), which shall be conducted by the following third party independent advisors mutually agreed upon by the parties and to be engaged by Seller:

(a)            due diligence reports prepared by Forvis, LLP, which shall include accounting and other material information related to Seller;

(b)            a Regulatory Diligence Report prepared by the Hogan Lovells law firm;

(c)            an inventory appraisal (work-in-progress, raw material and finished goods) prepared by 1st Star Alacer LLC;

(d)            a fair market value appraisal of the equipment prepared by 1st Star Alacer LLC;

(e)            an intellectual property summary memorandum prepared by Forvis, LLP; and

(f)            a zoning compliance letter issued by the City of St. Louis, Missouri.

Such Due Diligence Reports shall be for the benefit of, and made available to, Seller, and Seller may share such Due Diligence Reports with other prospective bidders of the Business under the supervision of the Bankruptcy Court. The Seller Reimbursable Expenses shall be paid as follows: (i) to Seller from the sale proceeds at Closing; or (ii) to Seller by offset against the Purchaser Reimbursable Expenses to the extent the Purchaser Reimbursable Expenses is triggered pursuant to Section 6.2(a) herein.

ARTICLE VIi
CONDITIONS TO CLOSING

Section 7.1            Conditions Precedent to the Obligations of the Parties.   The respective obligations of the parties hereto to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)            there shall not be in effect any Order issued, or legislation enacted, by any Governmental Body of competent jurisdiction restraining, enjoining, delaying, or otherwise prohibiting the consummation of the transactions contemplated hereby or the Ancillary Agreements;

(b)            there shall not be any Claims or investigations commenced by any person, organization, or Governmental Body for the purpose of restraining, enjoining, delaying, or otherwise prohibiting the consummation of the transactions contemplated hereby or the Ancillary Agreements; and

(c)            the Bankruptcy Court shall have entered the Final Sale Order, the Final Sale Order shall be in full force and effect and not stayed and shall not have been reversed or modified since the date of its entry.

Section 7.2            Conditions Precedent to the Obligations of Seller.   Subject to the entry of the Final Sale Order and such other authorization and approval as is required by the Bankruptcy Court, the obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Seller, in whole or in part, to the extent permitted by applicable Law):

(a)            the representations and warranties of Purchaser contained herein shall be true and correct in all material respects at and as of the Closing, except to the extent expressly made as of a specified date or with respect to a specific period of time, in which case such representations and warranties shall be true and correct in all material respects as of such specified date or with respect to such period of time, and Seller shall have received a certificate signed by an authorized officer of Purchaser (in such capacity and without personal liability of any kind), dated the Closing Date, to such effect;

(b)            Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser (in such capacity and without personal liability of any kind), dated the Closing Date, to such effect; and

(c)            Purchaser shall have delivered, or caused to be delivered, to Seller all of the items required to be delivered to Seller in Section 8.4.

Section 7.3            Conditions Precedent to the Obligations of Purchaser.   Notwithstanding any other provision of this Agreement to the contrary, the obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Purchaser, in whole or in part, to the extent permitted by applicable Law):

(a)            (i) the Seller Fundamental Representations shall be true and correct in all respects at and as of the Execution Date and at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date or with respect to a specific period of time, in which case it shall be true and correct in all respects as of such specified date or with respect to such period of time) and (ii) the other representations and warranties set forth in Article IV of this Agreement shall be true and correct in all material respects at and as of the Execution Date and at and as of the Closing Date, as if made at and as of the Closing Date, other than those representations and warranties that are made as of a specific date or with respect to a specific period of time, which representations and warranties need not be true and correct in all material respects as of the Closing Date but must be true and correct in all material respects as of such specific date or with respect to such period of time (provided, that, in each case, for purposes of this Section 7.3(a)(ii), in determining whether such representations and warranties are true and correct, all qualifications in such representations or warranties as to “material,” “in all material respects,” Seller Material Adverse Effect or similar materiality qualifiers shall be disregarded), and Purchaser shall have received a certificate signed by an authorized officer of Seller (in such capacity and without personal liability of any kind), dated the Closing Date, to such effect;

(b)            Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller (in such capacity and without personal liability of any kind), dated the Closing Date, to such effect;

(c)            Seller shall have delivered, or caused to be delivered, to Purchaser all of the items required to be delivered to Purchaser in Section 8.3;

(d)            a Final Sale Order duly rendered by the Bankruptcy Court;

(e)            Seller shall have removed, or caused to be removed, from the Leased Real Property all regulated waste generated by or in association with the Business or the sale thereof prior to the Closing and shall deliver to Purchaser at Closing a certificate (satisfactory in form and substance to Purchaser and its counsel) confirming that all such regulated waste has been removed (for purposes of this covenant and certification, the term “regulated waste” shall not be construed to include “waste” or Hazardous Materials previously spilled or released into soil or groundwater on or below any real property). For the avoidance of doubt, nothing set forth herein shall require Seller to remove, or cause to be removed, from the Leased Real Property, any regulated waste from the underlying land or groundwater;

(f)            in the event Purchaser is not the purchaser of the New York Business, Purchaser shall have received the Transition Agreement, duly executed by the purchaser of the New York Business; and

(g)            since the Execution Date the Business has been conducted in the Ordinary Course of Business (except as disclosed in Section 4.20 of Seller’s Disclosure Schedule) and no Seller Material Adverse Effect shall have occurred.

ARTICLE VIII
CLOSING

Section 8.1            Closing.   Subject to the entry of the Final Sale Order and such other authorization and approval as is required by the Bankruptcy Court, the closing of the purchase and sale of the Purchased Assets provided for in Article II (the “Closing”) shall take place remotely via electronic exchange of executed documents and other deliverables within seven (7) business days after the Final Sale Order or, if the conditions set forth in Article VII (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) are not satisfied or waived on or prior to such date, on the date that is five (5) business days after the satisfaction or waiver in writing of all of the conditions to the obligations of the parties set forth in Article VII (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) or at such other time, date or place as may be mutually agreed to in writing by Purchaser and Seller. The date on which the Closing is held is referred to herein as the “Closing Date.” The transfer of the Purchased Assets shall be deemed to take place and be effective at 12:01 A.M. St. Louis, Missouri time (the “Effective Time”) on the Closing Date.

Section 8.2            Proceedings at Closing.   Subject to the entry of the Final Sale Order and such other authorization and approval as is required by the Bankruptcy Court, at the Closing, (i) Seller shall take the actions and deliver the documents referred to in Section 8.3 and (ii) Purchaser shall take the actions and deliver the documents referred to in Section 8.4. All actions to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and all actions to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Seller and its counsel. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.

Section 8.3            Deliveries by Seller.   At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser (or such other person as may be indicated below):

(a)            a true and correct copy of the Sale Order duly rendered by the Bankruptcy Court;

(b)            one or more bills of sale duly executed by Seller in the form attached hereto as Exhibit C (except for dates and other relevant information needed to complete and effectuate such bills of sale) evidencing the transfer of the Purchased Assets to Purchaser (each a “Bill of Sale”);

(c)            one or more assignment and assumption agreements duly executed by Seller in the form attached hereto as Exhibit D (except for dates and other relevant information needed to complete and effectuate such assignment and assumption agreements) evidencing the transfer of certain of the Purchased Assets to Purchaser (each, an “Assignment and Assumption Agreement”);

(d)            one or more Intellectual Property assignment agreements duly executed by Seller in the form attached hereto as Exhibit E (except for dates and other relevant information needed to complete and effectuate such assignment agreements) (each, an “IP Assignment Agreement”);

(e)            a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(f)            evidence of the release and termination of all Claims and Liens, if any, associated with all indebtedness owed by Seller to the Secured Lender with respect to the Purchased Assets;

(g)            (i) copies of the management accounts for the period from April 1, 2023 to the end of the month immediately preceding the Closing Date (provided, however, if the Closing Date is on or before the 15th day of a month, then the period will be from April 1, 2023 through the end of the month prior to the month immediately preceding the Closing Date), (ii) a Receivables aging report as of the Closing Date, and (iii) a Customer Credits report as of the Closing Date, in each case, in form and substance reasonably acceptable to Purchaser;

(h)            such other endorsements, assignments and instruments of conveyance, transfer and release, in form and substance reasonably acceptable to Purchaser, as Purchaser may reasonably request to assign and convey the Purchased Assets to Purchaser and vest title therein in Purchaser (in each case free and clear of all Claims and Liens other than Permitted Liens) and effectuate or consummate the other transactions contemplated hereby or any Ancillary Agreement; and

(i)            Seller’s most recent sales and use tax return evidencing payment of all pre-Closing sales and use taxes then due.

Section 8.4            Deliveries by Purchaser.   At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or such other person as may be indicated below):

(a)            The Closing Cash Payment as set forth in Section 3.3;

(b)            one or more Bills of Sale duly executed by Purchaser evidencing the transfer of the Purchased Assets to Purchaser;

(c)            one or more Assignment and Assumption Agreements duly executed by Purchaser evidencing the transfer of certain of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Purchaser;

(d)            In the event Purchaser is not the purchaser of the New York Business, the Transition Agreement duly executed by Purchaser; and

(e)            such other documents, instruments and other agreements as Seller may reasonably request to carry out the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1            Termination.   This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)            At any time on or before the Closing by the mutual consent in writing of Seller and Purchaser;

(b)            By either Purchaser or Seller if this Agreement is not approved by the Bankruptcy Court within sixty (60) days after the Petition Date, unless extended by mutual consent in writing of Seller and Purchaser;

(c)            By either Purchaser or Seller if the Sale Order is not entered and becomes a Final order within fourteen (14) days after the Auction, unless extended by mutual consent in writing of Seller and Purchaser;

(d)            By either Purchaser or Seller if the Closing shall not have occurred prior to October 1, 2023 (“Outside Date”), unless extended by mutual consent in writing of Seller and Purchaser; provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) if the failure of the Closing to have occurred by the Outside Date was caused by the breach of such party with respect to any obligation or condition of this Agreement;

(e)            By Purchaser, if Seller breaches any representation, warranty, covenant or agreement contained in this Agreement, and such breach (i) would result in a failure of a condition set forth in Section 7.1 or 7.3 and (ii)(A) cannot be cured by the Outside Date or (B) if capable of being cured, has not been cured by the earlier of (1) ten business days after the giving of written notice by Purchaser to Seller of such breach (which notice shall specify in reasonable detail the nature of such breach and Purchaser’s intention to terminate this Agreement if such breach is not cured) and (2) one business day prior to the earlier of the Outside Date and the date on which this Agreement may otherwise be terminated by Purchaser in accordance with this Section 9.1; provided, however, that Purchaser is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or 7.2;

(f)            By Seller, if Purchaser breaches any representation, warranty, covenant or agreement contained in this Agreement, and such beach (i) would result in a failure of a condition set forth in Section 7.1 or 7.2 and (ii)(A) cannot be cured by the Outside Date or (B) if capable of being cured, has not been cured by the earlier of (1) ten business days after the giving of written notice by Seller to Purchaser of such breach (which notice shall specify in reasonable detail the nature of such breach and Seller’s intention to terminate this Agreement if such breach is not cured) and (2) one business day prior to the earlier of the Outside Date and the date on which this Agreement may otherwise be terminated by Seller in accordance with this Section 9.1; provided, however, that Seller is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement would result in a failure of a condition set forth in Section 7.1 or 7.3;

(g)            By Seller or Purchaser if there is in effect a Final, non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 9.1; provided, that a party may not terminate this Agreement pursuant to this Section 9.1(g) if such party’s breach of any of its representations, warranties, covenants or agreements contained herein resulted in such Order.

(h)            By Seller in the event of a successful Initial Overbid or Subsequent Overbid pursuant to the Bid Procedures Order;

(i)            By Purchaser if any Bankruptcy Court Milestones are not met;

(j)            By Purchaser if a Seller Material Adverse Effect has occurred; or

(k)            by Purchaser, if, prior to the Closing, the Bankruptcy Case is converted into a case under Chapter 7 of the Bankruptcy Code or dismissed or if a trustee is appointed in the Bankruptcy Case.

Section 9.2            Notice of Termination.   If this Agreement is terminated pursuant to Section 9.1 (other than a termination under Section 9.1(a), which shall not require notice), then the terminating party shall forthwith give written notice of termination to the other party specifying the subsection of Section 9.1 pursuant to which such termination is made.

Section 9.3            Effect of Termination.

(a)            In the event of a termination of this Agreement due to an Initial Overbid or Subsequent Overbid or an Alternative Transaction, subject to the Bid Procedures Order, and subject to Purchaser’s payment of the Seller Reimbursable Expenses, Seller shall pay the Purchaser Reimbursable Expenses to Purchaser following the closing of any Alternative Transaction, and Seller and Purchaser shall send a Joint Written Direction to the Escrow Agent, on the date of the closing of such Alternative Transaction, directing the Escrow Agent to pay the Deposit to Purchaser on such date.

(b)            In the event of any other termination of this Agreement and the abandonment of the proposed transaction without breach by any party hereto, the inability to obtain Bankruptcy Court approval in a Sale Order, or the conversion of the case to Chapter 7, this Agreement shall (except as otherwise expressly provided herein) become void and have no effect, without any liability on the part of any party or the managers, directors, officers, shareholders, or members of any party and Seller and Purchaser shall send a Joint Written Direction to the Escrow Agent, on the date of such termination, directing the Escrow Agent to pay the Deposit to Purchaser on such date.

(c)            In the event of termination of this Agreement and the abandonment of the proposed transactions by the non-breaching party due to a breach of this Agreement by the other party, this Agreement shall (except as otherwise expressly provided herein) become void and have no effect, without any liability on the part of the other party or its directors, officers or shareholders.

(d)            In the event Seller terminates this Agreement due to a breach on the part of Purchaser pursuant to Section 9.1(f), Seller and Purchaser shall send a Joint Written Direction to the Escrow Agent, on the date of such termination, directing the Escrow Agent to pay the Deposit to Seller on such date, and in the event of any other termination of this Agreement (including by Purchaser pursuant to Section 9.1(e)), Seller and Purchaser shall send a Joint Written Direction to the Escrow Agent, on the date of such termination, directing the Escrow Agent to pay the Deposit to Purchaser on such date.

(e)            In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (i) for the provisions of Section 6.7, this Article IX, and Article X and (ii) that no such termination shall relieve either party from liability for any willful and material breach of this Agreement.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1            Amendments.   This Agreement may be amended, modified or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by each of the parties hereto.

Section 10.2            Assignment.  Neither this Agreement nor any right or obligation hereunder shall be assigned, delegated or otherwise transferred (whether voluntarily, by operation of law, by merger or otherwise), without the prior written consent of the other party hereto; provided, however, that (a) Purchaser may, without obtaining the prior written consent of, but after notice to, Seller, assign, delegate, or otherwise transfer its rights and obligations hereunder to any affiliate or affiliates of Purchaser; provided, however, that any such assignment, delegation, or other transfer shall not relieve Purchaser of its obligations hereunder; and (b) the rights and interests of Seller hereunder may be assigned (i) by the Bankruptcy Court, or (ii) to a trustee appointed under chapter 11 or chapter 7 of the Bankruptcy Code (if this Agreement has not otherwise been terminated pursuant to Section 9.1(i)). Each party shall execute such acknowledgements of such assignments and collateral assignments in such forms as the other party may from time to time reasonably request. Any attempted assignment, delegation or transfer in violation of this Section 10.2 shall be void and of no force or effect.

Section 10.3            Binding Effect.   Subject to Final authorization and approval as is required by the Bankruptcy Court, this Agreement shall be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

Section 10.4            Counterparts; Electronic Transmission.   This Agreement may be executed in multiple counterparts, all of which shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature or other electronic transmission and such facsimile signature or other electronic transmission shall be deemed an original.

Section 10.5            Entire Agreement.   This Agreement (including the Exhibits and Schedules attached hereto), constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes any prior agreement or understanding between them in respect of such subject matter.

Section 10.6            Equitable Relief.   Each party acknowledges and agrees that irreparable damage would occur if any of the obligations to be performed by such party hereunder were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for breach of any of such party’s agreements and covenants contained in this Agreement. Accordingly, the other party shall be entitled to injunctive relief to prevent any such breach, and to enforce specifically the terms of this Agreement, including specific performance of such agreements and covenants or an Order enjoining the breaching party from any threatened, or from continuation of any actual, breach of the agreements and covenants contained in this Agreement. The rights set forth in this Section 10.6 shall be in addition to any other rights that a party may have at law or in equity pursuant to this Agreement.

Section 10.7            Construction.

(a)            General.  The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Unless the context otherwise requires, (i) all references to Articles, Sections, Schedules or Exhibits contained in this Agreement are references to articles, sections, schedules and exhibits of or to this Agreement, (ii) words in the singular include the plural and vice versa, and (iii) words of any gender include each other gender. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws. References to a person or entity are also to its successors and permitted assigns. Each party hereto acknowledges that it participated in, or had a meaningful opportunity to participate in, the negotiations and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises in respect of this Agreement, then this Agreement shall be construed to be the product of meaningful individualized negotiations between the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(b)            Time Periods.  If any time period set forth herein expires on a day that is not a business day, then such time period shall automatically be extended to the first business day immediately after the non-business day on which such time period would have otherwise expired.

Section 10.8            Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of DELAWARE (without regard to principles of conflicts of laws that would require the application of the laws of a jurisdiction other than the state of delaware), EXCEPT TO THE EXTENT SUCH LAWS ARE SUPERSEDED BY THE BANKRUPTCY CODE OR OTHER APPLICABLE FEDERAL LAW.

Section 10.9            Jurisdiction; Venue.   Without limiting any party’s right to appeal any order of the Bankruptcy Court, the Bankruptcy Court shall retain sole jurisdiction over any claim, controversy or dispute relating to this Agreement or any of the transactions contemplated hereby; provided, however, if the Bankruptcy Court is unwilling or unable to hear any such claim, controversy or dispute, then the courts of the State of Missouri in St. Louis County and the United States District Court for the Eastern District of Missouri and the appellate courts having jurisdiction of appeals in such courts shall have sole exclusive jurisdiction over any such claim, controversy or dispute. Each of the parties hereto hereby irrevocably and unconditionally (i) submits and consents for itself and its property in any action, suit, proceeding or investigation relating to this Agreement or for recognition of and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of such courts and that all claims in respect of any such action, suit, proceeding or investigation shall be heard and determined only in such courts, (ii) waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action, suit, proceeding or investigation in such courts or that any such action, suit, proceeding or investigation was brought in an inconvenient forum (and agrees not to plead or claim the same) and (iii) agrees that service of process in any such action, suit, proceeding or investigation may be effected by mailing a copy of such process by certified mail, postage prepaid, to such party at its address set forth in Section 10.10. The parties intend that all foreign jurisdictions will enforce any order of the Bankruptcy Court in any litigation arising out of or relating to this Agreement or any Ancillary Agreement.

Section 10.10            Notices.   All notices, requests, demands, or other communications required or permitted to be given hereunder by any party hereto to any other party shall be in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by United States certified or registered mail, postage prepaid and return receipt requested, or (iv) by electronic mail, as follows:

If to Seller, to:

Allied Healthcare Products, Inc.

1720 Sublette Avenue

St. Louis, MO 63110

Attention:  Akash Amin

E-Mail:  akash.amin@morrisanderson.com

with a copy to (which shall not constitute notice):

Greensfelder, Hemker & Gale, P.C.

10 S. Broadway, Suite 2000

St. Louis, MO 63102

Attention:  Edward A. Chod

E-Mail:  eac@greensfelder.com

and to:

Spencer Fane LLP

1 North Brentwood Boulevard, Suite 1000

St. Louis, MO 63105

Attention: Eric C. Peterson

E-Mail:  epeterson@spencerfane.com

and to:

Spencer Fane LLP

1000 Walnut, Suite 1400

Kansas City, MO 64106

Attention: Zach Fairlie

E-mail: zfairlie@spencerfane.com

and to:

Ravinia Capital LLC

125 South Wacker Dr., Suite 300

Chicago, IL 60606

Attention: Tom Goldblatt, Managing Partner

E-mail: tgoldblatt@raviniacapitalllc.com

If to Purchaser, to:

Allied Medical, LLC

c/o Flexicare Inc.

15281 Barranca Pkwy, Unit D

Irvine, CA 92618

Attention: Hash Poormand

Email: hash.poormand@flexicare.com

with a copy to (which shall not constitute notice):

Armstrong Teasdale LLP

1007 North Market Street

Wilmington, DE 19801

Attention: Eric M. Sutty

E-mail: esutty@atllp.com

and to:

Armstrong Teasdale LLP

2005 Market Street, 29th Floor

One Commerce Square

Philadelphia, PA 19103

Attention: Michael A. Petrizzo, Jr.

E-mail: mpetrizzo@atllp.com

and to:

King & Spalding LLP

1185 Avenue of the Americas

34th Floor

New York, NY 10036

Attention: Scott Davidson

E-mail: sdavidson@kslaw.com

Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by certified or registered mail, the third day after being so mailed if posted with the United States Postal Service; and (iii) if given by e-mail, the date on which the e-mail is electronically confirmed if confirmed by transmission report during the transmitter’s normal business hours, or at the beginning of the next business day after transmission if confirmed at any time other than the transmitter’s normal business hours. Any person entitled to notice may change any address or e-mail address to which notice is to be given to it by giving notice of such change of address or e-mail address as provided in this Section 10.10. The inability to deliver notice because of changed address or e-mail address of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.

Section 10.11            No Recourse.   Notwithstanding any other provision of this Agreement to the contrary, no past, present or future officer, director, partner, member, manager, equity holder, controlling person, employee, contractor, agent or representative of the parties hereto shall have any liability for any liability or obligation of Seller or Purchaser, as applicable, under this Agreement or any other agreement or document contemplated hereby for any claim based on, arising out of, or relating to the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of or relating to this Agreement or any agreement or document contemplated hereby may only be brought against persons that are expressly named as parties hereto or thereto, and then only in respect of the specific obligations set forth herein or therein. Other than the parties hereto, no other party shall have any liability or obligation for any of the liabilities or obligations of any party under this Agreement or any other agreement or document contemplated hereby or thereby or for any action, suit or proceeding based upon, arising out of or relating to the transactions contemplated hereby or thereby (including the breach, termination or failure to consummate such transactions).

Section 10.12            Remedies.

(a)            Notwithstanding anything to the contrary in this Agreement, if Purchaser breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with Section 10.6, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against the Purchaser for any breach, loss, damage or failure to perform under this Agreement or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for Seller to receive payment of the Deposit as provided in Section 9.3(d). For the avoidance of doubt, Seller shall be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur and payment of the Deposit pursuant to Section 3.3(a).

(b)            Notwithstanding anything to the contrary in this Agreement, if Seller breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with Section 10.6, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against the Seller for any breach, loss, damage or failure to perform under this Agreement or any document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for Purchaser to receive payment of the Purchaser Reimbursable Expenses as provided in Section 6.2(a) or Section 9.3(a) and return of the Deposit as provided in Section 9.3(d). For the avoidance of doubt, while Purchaser may concurrently seek (i) specific performance or other equitable relief, subject in all respects to Section 10.6 and (ii) payment of the Purchaser Reimbursable Expenses as provided in Section 6.2(a) or Section 9.3(a) and return of the Deposit as provided in Section 9.3(d), under no circumstances shall the Purchaser be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur and return of the Deposit.

(c)            Except as otherwise expressly set forth herein, the rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by applicable Law.

Section 10.13            Severability.  Each provision of this Agreement shall be deemed severable. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 10.14            Survival.   Except for any covenant that by its terms is to be performed (in whole or in part) by any party following the Closing, the representations and warranties contained in this Agreement or in any document delivered in connection with the transactions contemplated hereby shall not survive the Closing and none of the parties shall have any liability or obligation to any other party, including any indemnity obligations of any kind, after Closing for any breach thereof or any other provision of this Agreement. For the avoidance of doubt, nothing set forth herein shall restrict or prevent Seller from liquidating after the Closing.

Section 10.15            No Third-Party Beneficiaries.   This Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and no other person shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

Section 10.16            Time Is of the Essence.   Time is of the essence in the performance of this Agreement.

Section 10.17            Waiver of Bulk Sales Laws.   To the maximum extent not prohibited by applicable Law, the parties hereto hereby waive compliance by Purchaser and Seller with the terms of any bulk sales or similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Sale Order shall exempt Purchaser and Seller from compliance with any such Laws.

Section 10.18            Waiver of Trial by Jury.   TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

Section 10.19            Waivers.   No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing. No delay, forbearance or neglect by any party hereto, whether in one or more instances, in the exercise of any right, power, privilege or remedy hereunder or in the enforcement of any provision of this Agreement shall constitute or be construed as a waiver thereof. The single or partial exercise of any right, power, privilege or hereunder or under applicable Law shall not preclude any other or further exercise of any other right, power, privilege or remedy.

Section 10.20            Seller’s Right to Continue Marketing. Notwithstanding anything in this Agreement to the contrary, Seller has the right to continue to solicit competing offers for the purchase of the Purchased Assets from third parties pursuant to the Bid Procedures Order, and this Agreement is subject to Overbids as set forth in the Bid Procedures Order.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Execution Date.

Purchaser:

ALLIED MEDICAL, LLC

By:
Name:
Title:

Seller:

ALLIED HEALTHCARE PRODUCTS, INC.

By:
Name:
Title: